Exhibit 10.3

Execution Version

Dated 5 June 2021

JURONG SHIPYARD PTE LTD

as Lender

and

TRANSOCEAN OFFSHORE DEEPWATER HOLDINGS LIMITED

as Owner

___________________________________________

CREDIT AGREEMENT

in respect of the sale and purchase of

one new build drillship bearing hull number 11-1117

___________________________________________

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CONTENTS
Clause	Page

1. DEFINITIONS AND INTERPRETATION1

2. LOAN10

3. CONDITIONS PRECEDENT10

4. REPAYMENT13

5. PREPAYMENT14

6. INTEREST16

7. INDEMNITIES16

8. PAYMENTS17

9. REPRESENTATIONS AND WARRANTIES17

10. GENERAL UNDERTAKINGS18

11. UNDERTAKINGS - INSURANCE20

12. UNDERTAKINGS - OPERATION AND MAINTENANCE22

13. COMPLIANCE WITH LAW; SANCTIONS25

14. EVENTS OF DEFAULT25

15. QUIET ENJOYMENT27

16. REPLACEMENT GUARANTOR27

17. ASSIGNMENT AND TRANSFER28

18. NOTICES31

19. MISCELLANEOUS32

20. LAW AND JURISDICTION32

SCHEDULE 1 PAYMENT INSTALMENT PLANS34

SCHEDULE 2 FORM OF QUIET ENJOYMENT AGREEMENT38

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THIS AGREEMENT is made on 5 June  2021

BETWEEN

(1)	JURONG SHIPYARD PTE LTD, a corporation organised under the laws of Singapore and having its registered office at 80 Tuas South Boulevard, Singapore 637051 (the Lender); and
(2)

TRANSOCEAN OFFSHORE DEEPWATER HOLDINGS LIMITED, a Cayman Islands exempted company having its registered office at 36c Dr. Roy's Drive, 4th Floor, P.O. Box 10342, George Town, Grand Cayman, Cayman Islands  (the Owner).

BACKGROUND

(A)

By a contract dated 27 February 2014 made between the Lender as builder and the Owner as buyer (as the same was amended and supplemented pursuant to an addendum no. 1 dated 13 December 2014, an addendum no. 2 dated 2 June 2015, a supplementary agreement to addendum no.2 dated 24 December 2015, an addendum no. 3 dated 27 April 2016, an addendum no. 4 dated 9 October 2017, an addendum no. 5 dated 24 October 2018, an addendum no. 6 dated 26 August 2019, an addendum no. 7 dated the same date as this Agreement (Addendum No. 7) and an addendum no. 8 dated the same date as this Agreement and as the same may be further amended, supplemented, and/or novated from time to time (the Construction Contract), the Builder agreed to design, engineer, build, launch, equip, complete, commission and sell, and the Owner agreed to purchase, one drillship as further described therein bearing the Lender's hull number 11-1117 (the Vessel).

(B)

Pursuant to Addendum No. 7, the Lender has agreed to provide a loan to the Owner in an amount equal to the Loan to finance payment of the whole or part of the Amount Payable at Delivery upon the terms set out in this Agreement.

(C)

Payment of the Contract Price by the Owner to the Builder under the Construction Contract is subject to the Lender advancing a loan in the amount equal to the Loan, which availability is conditioned upon the Owner complying with the conditions precedent to drawdown set out in Clause 3.

(D)

As at the date of this Agreement, the Amount Payable on Delivery (inclusive of the remaining balance of the Contract Price) is US$ 436,014,303.94. Upon Delivery the Amount Payable on Delivery is to be recorded in the Protocol of Delivery and Acceptance referred to in Article VIII of the Construction Contract, or in another jointly signed statement of the Builder and the Owner.

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	In this Agreement, including the recitals, the following expressions shall have the following meanings:

Affiliate has the meaning given to it in the Construction Contract.

Amount Payable at Delivery has the meaning given to it in Addendum No. 7.

Approved Flag State means the Republic of the Marshall Islands, the Republic of Liberia, the Republic of Vanuatu, the Bahamas, Panama, Malta, Denmark or such other jurisdiction as the Lender may approve at the request of the Owner, such approval not to be unreasonably withheld, conditioned or delayed.

Atlas Credit Agreement means the credit agreement dated the same date as this Agreement made between the Lender and the Owner in relation to the financing of Deepwater Atlas.

Atlas Contract means the contract made between the Lender as builder and Transocean Offshore Deepwater Holdings Limited as buyer dated 27 February 2014 (as subsequently

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amended and supplemented) for the construction and delivery of the drillship bearing the Builder's Hull No.11-1116.

Banking Day means any day (other than Saturday and Sunday) on which banks in each of Singapore, Houston, London and New York are open for the transaction of normal banking business.

Bankruptcy Remote Criteria has the meaning given to it in Clause 3.2(c).

Builder means Jurong Shipyard Pte Ltd.

Change of Control means that:

(a)	in respect of the Guarantor, Transocean and any of their respective Affiliates (in aggregate) cease to own and control directly or indirectly 50.1% of the issued share capital of the Guarantor; or
(b)	in respect of the Owner, the Guarantor ceases directly or indirectly to own 50.1% of the issued share capital of the Owner (other than the Lender's Share).

Classification Society means DNV GL.

Contract Earnings Assignment has the meaning given to it in Clause 15.2.

Contract Price means the purchase price of the Vessel payable by the Owner under the Construction Contract.

Credit Period means the period commencing on the date the Loan is advanced to the Owner pursuant to Clause 2 of this Agreement (being the Delivery Date) and ending on the date on which the Loan and all other amounts outstanding under the Finance Documents have been repaid in full.

CVX means Chevron USA, Inc..

CVX Contract means the agreement with CVX for drilling services previously referred to in Transocean’s SEC filings to be performed by the Vessel related primarily to the Anchor project in the U.S. Gulf of Mexico.

Deepwater Atlas means the drillship with the Builder's hull number 11-1116 (to be named "DEEPWATER ATLAS") being constructed by the Builder for the Owner under the Atlas Contract.

Delivery means the delivery of the Vessel by the Builder to the Owner pursuant to the Construction Contract.

Delivery Date means the date on which the Delivery occurs.

Dollars and US$ mean the lawful currency for the time being of the United States of America.

Downside Case Scenario means either Payment Instalment Plan No. 3 or Payment Instalment Plan No. 4.

Employment Contract means any firm drilling contract, charter or other contract of employment (except the CVX Contract) for the Vessel which is entered into by the Owner or an Internal Charterer, relates solely to the Vessel (and not to multiple vessels in the Transocean Group fleet) and which is for any duration, except an Internal Charter or a Long Term Charter.

Environmental Approval means any permit, licence, approval, ruling, exemption or other authorisation required under applicable Environmental Laws.

Environmental Claim means:

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(a)	any claim by, or directive from, any applicable governmental, judicial or other regulatory authority alleging breach of, or non-compliance with, any Environmental Laws or Environmental Approvals or otherwise howsoever relating to or arising out of an Environmental Incident; or
(b)	any claim by any other person howsoever relating to or arising out of an Environmental Incident,

(and, in each such case, claim shall mean a claim for damages, clean-up costs, compliance, remedial action or otherwise).

Environmental Incident means:

(a)	any release, discharge, disposal or emission of Material of Environmental Concern from the Vessel; or
(b)	any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a vessel other than the Vessel and which involves collision between the Vessel and such other vessel, or some other incident of navigation or operation, in either case where the Vessel or the Owner, any Manager or any operator of the Vessel is actually or allegedly at fault or otherwise liable (in whole or in part); or
(c)	any incident in which Material of Environmental Concern is released, discharged, disposed of, or emitted by or from a vessel other than the Vessel and where the Vessel is arrested or attached or may reasonably be expected to be liable to be arrested or attached as a result and/or where the Owner, any Manager or any operator of the Vessel is actually or allegedly at fault or otherwise liable.

Environmental Laws means all national and international laws, ordinances, rules, regulations, rules of common law, conventions and agreements pertaining to pollution or protection of human health or the environment.

Event of Default means any of the events or circumstances specified as such in Clause 14.1.

External Manager means any company, other than an Internal Manager, appointed by the Owner from time to time as a technical, commercial or operational manager of the Vessel with the prior approval of the Lender, such consent not to be unreasonably withheld, conditioned or delayed.

Finance Documents means:

(a)	this Agreement;
(b)	the Guarantee;
(c)	in the event a Downside Case Scenario applies, the other Security Documents; and
(d)	any other documents mutually designated as such by the Lender and the Owner.

Financial Indebtedness means any indebtedness in respect of:

(a)	moneys borrowed;
(b)	any amount raised by acceptance under any acceptance credit facility or dematerialised equivalent;
(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

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(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with GAAP, be treated as a balance sheet liability;
(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);
(f)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;
(g)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account);
(h)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution; and
(i)	the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (h) above.

Flag State means such state or territory (being an Approved Flag State) in which the Owner's ownership title of the Vessel is from time to time registered.

GAAP means generally accepted accounting principles in the U.S.

Guarantee means the guarantee of the Owner's obligations under this Agreement to be issued by the Guarantor in favour of the Lender in the agreed form.

Guarantor means Transocean Inc., a Cayman Islands exempted company with its registered address at 36c Dr. Roy's Drive, Bermuda House, 4th Floor, P.O. Box 10342, George Town, Grand Cayman, Cayman Islands, or (in the circumstances set out in Clause 16.1) another member of the Transocean Group.

Guarantor Group means the Guarantor and its subsidiaries.

Insurances means all policies and contracts of insurance (including all entries of the Vessel in a protection and indemnity association and a war risks association) which are from time to time taken out or entered into in respect of the Vessel and all benefits of such policies and contracts, including all claims of whatsoever nature and return of premiums in respect of the Vessel.

Interest Period means each period for calculation of interest in respect of the Loan determined in accordance with Clause 6.

Interest Rate means the annual rate of interest which is determined by the Lender in accordance with Clause 6.2.

Internal Charter means any charter or other contract of employment for the Vessel made between members of the Guarantor Group.

Internal Charterer means any member of the Guarantor Group which charters (or agrees to charter) the Vessel from the Owner or another member of the Guarantor Group.

Internal Manager means any Transocean Manager or any member of the Guarantor Group appointed by the Owner from time to time as a supervisor of the Lender's works or as a technical, commercial or operational manager of the Vessel.

ISM Code means The International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the International Maritime Organisation as Resolutions A.741(18) and A.913(22) (as amended, supplemented or replaced from time to time).

ISPS Code means The International Ship and Port Facility Security Code as adopted by the

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International Maritime Organisation (as amended, supplemented or replaced from time to time).

Legal Reservations means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;
(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for, or indemnify a person against, non-payment of UK stamp duty may be void and defences of set-off or counterclaim; and
(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction.

Lender's Parent means Sembcorp Marine Ltd, a corporation organised under the laws of Singapore, having its registered office at 80 Tuas South Boulevard, Singapore 637051.

Lender's Share means, in relation to the Owner, the special class of stock or membership interests (as applicable) in the Owner (as the case may be) issued to the Lender's Share Holder for nominal consideration.

Lender's Share Holder means the Lender or any Affiliate nominated by it to the Owner at least five (5) Banking Days prior to Delivery.

Limitation Acts means the Limitation Act 1980 and the Foreign Limitation Periods Act 1984.

Loan means the sum to be advanced by the Lender to the Owner under this Agreement or, following any partial repayment or prepayment thereof, the principal amount thereof from time to time outstanding under this Agreement.

Long Term Charter means any drilling contract, charter or other contract of employment (except the CVX Contract) for the Vessel which is entered into by the Owner or an Internal Charterer with a third-party operator/customer which (i) is not subject to a final investment decision or other condition to be fulfilled by the customer/operator prior to an obligation of the Owner or such Internal Charterer to provide the Vessel to perform services under such contract, (ii) relates solely to the Vessel (and not to multiple vessels in the Transocean Group fleet) and (iii) excluding any options to extend, requires the use of the Vessel for an initial firm period of at least 4 years in duration.

Major Casualty means, any casualty to the Vessel or incident involving the Vessel (other than a Total Loss) in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds US$25,000,000 (or the equivalent in any other currency).

Management Agreement (External Manager) means any technical, commercial and operational management agreement between the Owner and an External Manager in relation to the technical management and operation of the Vessel.

Management Agreement (Internal Manager) means any technical, commercial and operational management agreement between the Owner and an Internal Manager in relation to the supervision of works by the Lender or the technical management and operation of the Vessel.

Manager means any Internal Manager or any External Manager, as the case may be.

Manager's Undertaking means an undertaking to be executed by each Manager in the agreed form.

Material Adverse Effect means a material adverse effect on:

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(a)	the business, operations, property or financial condition of the Obligors as a whole to a level that adversely impacts the ability of the Obligors as a whole to perform their payment obligations under the Finance Documents; or
(b)	the validity or enforceability of, or the effectiveness or ranking of any Security Interest granted or purporting to be granted pursuant to, any of the Security Documents (excluding any invalidity, unenforceability, ineffectiveness or failure to have a ranking that existed on the date such Security Interest was taken) or the rights or remedies of the Lender under any of the Finance Documents.

Material of Environmental Concern means and includes chemicals, pollutants, contaminants, waste, toxic or hazardous substances, oil, petroleum and oil and petroleum products and any other polluting substances, the release, discharge, disposal or emission of which into the environment is regulated, prohibited or penalised by or pursuant to any Environmental Law.

Mortgage means the first preferred mortgage over the Vessel to be granted by the Owner in favour of the Lender in the agreed form.

Notice of Assignment means the notice of assignment of Insurances to be executed by the Owner pursuant to the Security Assignment.

Obligors means the Owner and the Guarantor.

Payment Date means the date falling 3 months after the Delivery Date and each of the dates falling at consecutive 3 monthly intervals thereafter as specified in the relevant Part of Schedule 1 in relation to the applicable Payment Instalment Plan.

Payment Instalment Plans means the alternative payment instalment plans available to the Owner under this Agreement, being:

(a)	the payment instalment plan set out in Part 1 of Schedule 1 (Payment Instalment Plan No. 1);
(b)	the payment instalment plan set out in Part 2 of Schedule 1 (Payment Instalment Plan No. 2);
(c)	the payment instalment plan set out in Part 3 of Schedule 1 (Payment Instalment Plan No. 3); and
(d)	the payment instalment plan set out in Part 4 of Schedule 1 (Payment Instalment Plan No. 4),

one of which is to apply at any given time as determined in accordance with Clause 4.

Permitted Financial Indebtedness means:

(a)	any Financial Indebtedness incurred, subsisting or guaranteed:
(i)	pursuant to the Finance Documents; or
(ii)	in the ordinary course of business, consistent with past practice of other subsidiaries of the Transocean Group, or in connection with the ownership, marketing, operation, maintenance or stacking of the Vessel, including the purchase and maintenance at any time of equipment, inventory, spare parts or other assets for the Vessel;
(b)	unless and until the Owner ceases to be the buyer of Deepwater Atlas (during construction) or, having taken delivery of Deepwater Atlas, ceases to be the registered owner of Deepwater Atlas at any time thereafter, any Financial Indebtedness incurred, subsisting or guaranteed:

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(i)	pursuant to the Atlas Credit Agreement or any of the other Finance Documents as defined therein; or
(ii)	in the ordinary course of business, consistent with past practice of other subsidiaries of the Transocean Group, or in connection with the ownership, marketing, operation, maintenance or stacking of Deepwater Atlas, including the purchase and maintenance at any time of equipment, inventory, spare parts or other assets for Deepwater Atlas; and
(c)	any Financial Indebtedness (other than covered in (a) above) which, in aggregate, does not exceed US$10,000,000 (or the equivalent in any currently) at any relevant time.

Permitted Jurisdiction means any of Switzerland, England and Wales, Scotland, Luxembourg, Ireland, Hungary, the Marshall Islands, the Cayman Islands, Denmark, the Netherlands or the United States (or any State thereof, including the District of Columbia).

Permitted Security Interest means:

(a)	any liens arising on the Vessel by virtue of the works undertaken on the Vessel by the Builder (or any of its sub-contractors) under or pursuant to the Construction Contract or otherwise in connection with the construction, testing and outfitting of the Vessel or the lay-up and warm-stacking of the Vessel at the Shipyard;
(b)	the Security Interests created by the Finance Documents;
(c)	liens on the Vessel for master's disbursements, crew's wages or salvage and any ship repairer's or outfitter’s possessory liens in respect of the Vessel for work carried out on the Vessel for an amount not exceeding US$10,000,000 (or the equivalent in any other currency);
(d)	any lien on the Vessel arising in the ordinary course of owning, trading, operating, chartering, crewing, drydocking, maintaining, repairing, or providing equipment, supplies and bunkers to, the Vessel, in respect of obligations which are not more than 90 days overdue or which are being contested in good faith by appropriate proceedings (and for the payment of which adequate reserves have been provided);
(e)	Security Interests arising by operation of law in respect of Taxes which are not overdue for payment or which are being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;
(f)	any Security Interests arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to the Owner in the ordinary course of trading and operation and the supplier's standard and usual terms and not as a result of any default of omission by the Owner; and
(g)	liens (other than a registered mortgage on the Vessel) not otherwise permitted by the preceding paragraphs which secure the obligations of the Owner and which do not in aggregate exceed US$10,000,000.

Quiet Enjoyment Agreement means a quiet enjoyment agreement executed by the Lender pursuant to Clause 15.1.

Relevant Jurisdiction means, in relation to the Owner:

(a)	its jurisdiction of incorporation;
(b)	any jurisdiction where any asset owned and secured by it pursuant to a Security Document is situated;
(c)	any jurisdiction where it primarily conducts its business; and

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(d)	any jurisdiction whose laws govern the perfection of any of the Security Documents entered into by it.

Repayment Instalments has the meaning given to it in Clause 4.1.

Requisition Compensation means all moneys or other compensation payable to the Owner by reason of requisition for title or other compulsory acquisition of the Vessel otherwise than by requisition for hire.

Scheduled Delivery Date has the meaning given to it in Clause 4.2.

Security Assignment means the first priority assignment by way of security of the Insurances and all Requisition Compensation of the Vessel to be granted by the Owner in favour of the Lender in the agreed form.

Security Documents means:

(a)	the Guarantee;
(b)	the Mortgage;
(c)	the Security Assignment;
(d)	any Contract Earnings Assignment; and
(e)	any and every other document from time to time executed as security for, or to establish a subordination or priorities arrangement in relation to, all or any of the obligations of any person to the Lender under any of the Finance Documents (except the Quiet Enjoyment Agreement).

Security Interest means any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, trust arrangement or security interest or other encumbrance of any kind securing any obligation of any person or having the effect of conferring security or any type of preferential arrangement (including, without limitation, title transfer and/or retention arrangements having a similar effect).

Tax or Taxes means any tax, levy, impost, duty or other charge, fee, deduction or withholding of a similar nature (including any penalty or interest payable in connection with the failure to pay, or delay in paying, any of these).

Tax Deduction means a deduction or withholding for, or on account of, Tax from a payment under a Finance Document.

Total Loss means, in relation to the Vessel after Delivery:

(a)	the actual, constructive, compromised, agreed, arranged or other total loss of the Vessel; or
(b)	the requisition for title or compulsory acquisition of the Vessel by a government entity unless the Vessel is returned to the full control of the Owner within thirty (30) days; or
(c)	the hijacking, theft, condemnation, capture, seizure, arrest or detention of the Vessel unless the Vessel is returned to the full control of the Owner within one hundred twenty (120) days.

Transocean means Transocean Ltd.

Transocean Captive means Ranger Insurance Limited, the captive insurer maintained by Transocean.

Transocean Group means Transocean and its subsidiaries.

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Transocean Manager means Transocean or any of its Affiliates appointed by the Owner from time to time as a supervisor of the Lender's works or as a technical, commercial or operational manager of the Vessel.

Year 1 means the 12 month period commencing on the Delivery Date.

Year 2 means the 12 month period commencing on the first anniversary of the Delivery Date.

Year 3 means the 12 month period commencing on the second anniversary of the Delivery Date.

Year 4 means the 12 month period commencing on the third anniversary of the Delivery Date.

Year 5 means the 12 month period commencing on the fourth anniversary of the Delivery Date.

Year 6 means the 12 month period commencing on the fifth anniversary of the Delivery Date.

1.2	In this Agreement:
(a)	unless the context otherwise requires, words in the singular include the plural and vice versa;
(b)	references to any document include that document as varied, novated, supplemented, extended or replaced from time to time;
(c)	references to any enactment include re-enactments, amendments and extensions of that enactment;
(d)	references to any person (including a Party) include that person's successors and permitted assigns;
(e)	references to a subsidiary means, with respect to any person, any corporation, association, trust, limited liability company, partnership, joint venture or other business association or person (i) with respect to which such person possesses, directly or indirectly, the power to direct or cause the direction of its affairs or management or (ii) in which such person owns or controls (directly or indirectly) a majority of such person's stock or other equity interests;
(f)	clause headings are for convenience of reference only and are not to be taken into account in construction;
(g)	unless otherwise specified, references to Clauses, the recitals and Schedules are respectively to Clauses of and the recitals and Schedules to this Agreement;
(h)	any words following the terms including, include, in particular or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms;
(i)	references to a Security Document being in the agreed form are to a document in the form which is previously agreed by or on behalf of the Owner and the Lender and appended for identification to Nikhil Datta (nid@wrco.co.uk)'s email to John Forrester (john.forrester@hfw.com) dated 5 June 2021 and timed 15:48 London time;
(j)	references to a period of one or more months shall mean a period beginning in one calendar month and ending in the relevant calendar month on the day numerically corresponding to the day of the calendar month in which that period started, provided that (i) if that period started on the last day in a calendar month, or if there is no such numerically corresponding day, that period shall end on the last Banking Day in the relevant calendar month and (ii) if such numerically corresponding day is not a Banking Day, that period shall end on the next following Banking Day in the same calendar month, or if there is no such Banking Day, that period shall end on the preceding

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Banking Day (and month and monthly shall be construed accordingly); and
(k)	an Event of Default is continuing if it has not been remedied or waived.
2.	LOAN
2.1	Subject to the terms and conditions of this Agreement, the Loan shall be made available in an amount equal to the Amount Payable at Delivery.
2.2	The amount of the Loan to be advanced shall be:
(a)	the Amount Payable at Delivery less US$348,800,000 if Payment Instalment Plan No. 1 applies during Year 1; or
(b)	the Amount Payable at Delivery less US$327,000,000 if Payment Instalment Plan No. 2 applies during Year 1; or
(c)	the Amount Payable at Delivery if Payment Instalment Plan No. 3 applies during Year 1.

The Payment Instalment Plan applicable during Year 1 shall be determined in accordance with Clause 4.2.

2.3	Subject to satisfaction of the conditions precedent in Clause 3, the Loan shall be deemed advanced by the Lender in its capacity as lender to the Owner, at the time of Delivery, and automatically deemed to be paid to the Lender, in its capacity as builder, and applied by the Lender in its capacity as builder towards payment of the Amount Payable at Delivery in accordance with Addendum No. 7. Such deemed payment shall constitute the advance of the Loan and the Owner shall at that time become indebted to the Lender, as principal and direct obligor, in an amount equal to the Loan.
3.	CONDITIONS PRECEDENT
3.1	Provided that the representations and warranties contained in Clause 9 are true and correct at the time of Delivery and no Event of Default has occurred at that time, the Lender shall be obliged to advance the Loan upon satisfaction of the following conditions precedent:
(a)	receipt by the Lender of a written request from the Owner that the Loan be advanced and applied in accordance with Clause 2 on the Delivery Date; and
(b)	receipt by the Lender of the documents and evidence described in Clause 3.2 and, in the event Payment Instalment Plan No. 3 applies during Year 1 (but not otherwise), Clause 3.3.
3.2	The documents and evidence referred to in Clause 3.1(b) are as follows:
(a)	A certified copy of the articles of incorporation and by-laws or other equivalent constitutional documents of each Obligor;
(b)	A copy of a certificate of good standing or equivalent issued by the Cayman Islands General Registry in respect of each Obligor;
(c)	If Payment Instalment Plan No. 1 or Payment Instalment Plan No. 2 is applicable during Year 1, evidence that the balance of the Purchase Price not funded by the Loan has been paid or will be paid in full to the Builder on Delivery;
(d)	A copy of a resolution of the directors of each Obligor, certified as true by a director or officer of that Obligor, authorising the entry of that Obligor into the Finance Documents to which it is a party and evidencing approval of the transactions contemplated therein.
(e)	A copy of a certificate in respect of each Obligor, signed by a director or officer of that

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Obligor, stating:
(i)	the names of its officers, directors and shareholder(s); and
(ii)	that no licences, authorisations, approvals or consents are required by it in connection with the execution, delivery, performance, validity and enforceability of the Finance Documents to which it is (or is to become) a party or, if any such licences, authorisations, approvals or consents are required by it, attaching certified copies of them;
(f)	The original of any power of attorney issued by the Guarantor in favour of any person or persons executing the Guarantee on its behalf.
(g)	Originals of the following documents:
(i)	this Agreement executed by the Owner;
(ii)	the Guarantee executed by the Guarantor; and
(h)	Confirmation from the agents in England nominated by the Owner for the acceptance of service of process under this Agreement that they consent to such nomination.
3.3	In the event Payment Instalment Plan No. 3 applies during Year 1 (but not otherwise), the documents and evidence referred to in Clause 3.1(b), are as follows:
(a)	A written certificate from the Owner that the Owner has effected the following restrictions:
(i)	the Owner's articles of incorporation and by-laws or other equivalent constitutional documents shall provide for the issuance of, and the Lender’s Share Holder shall be entitled to possess, at least one share (being the Lender's Share) until payment in full of the Loan;
(ii)	the Owner's articles of incorporation and by-laws or other equivalent constitutional documents prohibit the company filing bankruptcy, dissolution, liquidation, consent to an involuntary bankruptcy, receivership or liquidation, or similar corporate action without approval of the Lender’s Share Holder unless the Loan has been paid in full;
(iii)	the Owner's articles of incorporation and by-laws or other equivalent constitutional documents state the company can only file bankruptcy, consent to an involuntary bankruptcy or take similar action with the approval of the Lender’s Share Holder unless the Loan has been paid in full;
(iv)	the Owner's articles of incorporation and by-laws or other equivalent constitutional documents require it to contain that the Owner shall do each of the following until the payment in full of the Loan or the Lender’s Share Holder approves otherwise:
(A)	maintain books and records separate from those of any other person or entity;
(B)	maintain its accounts separate from those of any other person or entity
(C)	not commingle assets with those of any other person or entity;
(D)	conduct its business in its own name only;
(E)	maintain separate financial books and records;
(F)	either pay its own liabilities out of its own funds, or reimburse and

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properly account for funds advanced by any other person to pay the liabilities of the Owner;
(G)	observe all corporate, partnership or LLC formalities and other formalities required by its organisational documents and law;
(H)	other than share subscriptions, capital contributions and intercompany advances made in the ordinary course of business, maintain an arms-length relationship with the Guarantor Group;
(I)	pay the salaries of its own employees(if any) and fairly allocate any personnel expenses shared with any other person;
(J)	other than in the ordinary course of business or Permitted Financial Indebtedness, not guarantee or become obligated for the Financial Indebtedness of any other entity;
(K)	other than in the ordinary course of business and for fair consideration, not acquire securities of its partners, members, or shareholders;
(L)	allocate fairly and reasonably any overhead for office space shared with any other person;
(M)	use separate stationery, invoices and cheques to any other person;
(N)	not pledge the Vessel other than pursuant to a Permitted Security Interest or make any loans or advances to any entity which are not properly accounted for by the Owner;
(O)	hold itself out as a separate entity;
(P)	correct any known misunderstanding regarding its separate identity; and
(Q)	maintain adequate liquidity which the board of the Owner determines (in its sole discretion) is prudent in light of its contemplated business operations; and
(v)	the Owner's articles of incorporation and by-laws or other equivalent constitutional documents prohibit (save as otherwise permitted pursuant to this Agreement):
(A)	any merger or reorganisation of the Owner (with or without another entity);
(B)	the sale of the Vessel (or any portion or interest therein); and
(C)	the grant of any direct Security Interest in or over the Vessel or any of the shares in the Owner,

in each case without the approval of the Lender's Share Holder unless the Loan has been repaid in full or (in the case of sub-paragraph (B) above) the proceeds of such sale shall satisfy all obligations owed to Lender under this Agreement; and

(vi)	the Owner's articles of incorporation and by-laws or other equivalent constitutional documents prohibit such documents from being amended in any way which would breach any of the criteria set out in paragraphs (i) to (v) of this Clause 3.3(a) (the Bankruptcy Remote Criteria) without the consent of the Lender's Share Holder unless the Loan has been paid in full.

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(b)	A copy of a share certificate or, if uncertificated, a copy of the share ledger noting that the Lender's Share has been issued to, and registered in the name of, the Lender's Share Holder.
(c)	The original of any power of attorney issued by the Owner in favour of any person or persons executing any Security Documents on its behalf, duly notarised and, in the case of the Owner (if required by the Flag State in connection with registration of the Mortgage), legalised or apostilled.
(d)	Originals of the following documents:
(i)	the Mortgage executed by the Owner;
(ii)	the Security Assignment executed by the Owner; and
(iii)	the Notice of Assignment executed by the Owner.
(e)	Evidence that the Vessel's ownership title is registered or is capable of immediate registration in the sole name of the Owner under the laws and flag of the Flag State free from all Security Interests except for Permitted Security Interests.
(f)	Evidence that the Mortgage has been registered or is capable of immediate registration with first priority against the Vessel at the appropriate ship registry of the Flag State.
(g)	If any Manager has been appointed on or before the Delivery Date:
(i)	in relation to an External Manager only, a certified copy of the Management Agreement (External Manager) to which it is a party; and
(ii)	a copy of a Manager's Undertaking from each such Manager appointed.
(h)	Confirmation from the agents in England nominated by:
(i)	the Owner in the Security Documents; and
(ii)	(if applicable) any relevant Manager in its Manager's Undertaking,

for the acceptance of service of process that they consent to such nomination.

4.	REPAYMENT
4.1	Subject to Clause 5, the Loan shall be repaid in the amounts (the Repayment Instalments) and on the dates specified in the relevant Part of Schedule 1 in relation to the applicable Payment Instalment Plan determined in accordance with the following provisions of this Clause 4.
4.2	The Payment Instalment Plan applicable during Year 1 shall be determined as follows:
(a)	Payment Instalment Plan No. 1 shall apply during Year 1 if:
(i)	Delivery takes place on or before 13 August 2022; and
(ii)	on Delivery of the Vessel, the CVX Contract remains in full force and effect substantially on the same terms as at the date of this Agreement or, if not, the Owner or an Internal Charterer has secured another Employment Contract for the Vessel on substantially the terms as those of the CVX Contract as at the date of this Agreement (an Acceptable Replacement Contract).
(b)	Payment Instalment Plan No. 2 shall apply during Year 1 if:
(i)	Delivery takes place after 13 August 2022; and

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(ii)	on Delivery of the Vessel, the CVX Contract remains in full force and effect substantially on the same terms as at the date of this Agreement or, if not, the Owner or an Internal Charterer has secured an Acceptable Replacement Contract.
(c)	Payment Instalment Plan No. 3 shall apply during Year 1 if, prior to Delivery of the Vessel, the CVX Contract shall have been terminated (or amended on terms which are materially less favourable to the Owner) as a result of Delivery not taking place on or before 15 May 2022 and no Acceptable Replacement Contract has been secured.
4.3	If Payment Instalment Plan No. 1 applies during Year 1, Payment Instalment Plan No. 1 shall apply during Year 2 to Year 5.
4.4	If Payment Instalment Plan No. 2 applies during Year 1, Payment Instalment Plan No. 2 shall apply during Year 2 to Year 5.
4.5	If Payment Instalment Plan No. 3 applies during Year 1, the Loan shall be repaid in Year 2 to Year 5 (and Year 6, if applicable) as follows:
(a)	Payment Instalment Plan No. 3 shall apply during Year 2 if, on or before the date falling 30 days before the end of Year 1, the Owner has secured an Employment Contract or an Internal Charter for the Vessel for the whole or any part of Year 2.
(b)	Payment Instalment Plan No. 4 shall apply during the whole of Year 2 if, on or before the date falling 30 days before the end of Year 1, the Owner has not secured an Employment Contract or an Internal Charter for the Vessel for the whole or any part of Year 2.
(c)	If Payment Instalment Plan No. 3 applies during the whole of Year 2, the Loan shall be repaid in Year 3, Year 4 and Year 5 in accordance with Payment Instalment Plan No. 3.
(d)	If Payment Instalment Plan No. 4 applies during the whole of Year 2, the Loan shall be repaid in Year 3, Year 4, Year 5 and Year 6 in accordance with Payment Instalment Plan No. 4.
4.6	The Owner undertakes that it will promptly provide to the Lender at all relevant times for the purposes of this Clause 4:
(a)	in respect of evidence of the CVX Contract or other Employment Contract secured for the Vessel: the name of the customer, the expected firm duration of the contract, the expected date of commencement of drilling operations and the expected day rate under normal conditions of operation (in each case, to the extent not previously disclosed by Transocean in Fleet Status Reports or other public filings, and subject to prior receipt of such confidentiality undertakings as Transocean and/or the customer may reasonably require) or, as the case may be,
(b)	confirmation that no Employment Contract has been secured at any relevant time.
5.	PREPAYMENT
5.1	The Owner shall have the right to prepay the Loan without penalty in full or in part on any Banking Day provided it gives the Lender prior notice in writing. Any partial prepayment of the Loan shall be applied towards the discharge of the remaining Repayment Instalments in inverse order of maturity.
5.2	If the Vessel becomes a Total Loss after Delivery, the Owner shall prepay the Loan in full:
(a)	on the date falling 180 days after the date of the Total Loss; or

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(b)	(where a Downside Case Scenario applies) on the date which is the earlier of (i) the date falling 180 days after the date of the Total Loss and (ii) the date upon which the insurance proceeds in respect of the Vessel are received by the Lender pursuant to the relevant Security Documents, unless the Vessel was not insured at the time of the Total Loss in accordance with the Security Documents or an insurer has refused to meet or has disputed the claim for the Total Loss, in which case the Owner shall prepay the Loan within five (5) Banking Days of receipt of a demand from the Lender for prepayment of that amount.
5.3	For the purpose of this Agreement, a Total Loss shall be deemed to have occurred:
(a)	in the case of an actual total loss of the Vessel on the actual date and at the time the Vessel was lost or, if such date is not known, on the date on which the Vessel was last reported;
(b)	in the case of a constructive total loss of the Vessel, upon the date and at the time notice of abandonment of the Vessel is given to the insurers of the Vessel for the time being (provided a claim for total loss is admitted by such insurers) or, if such insurers do not forthwith admit such a claim, at the date and at the time at which either a total loss is subsequently admitted by the insurers or a total loss is subsequently adjudged by a competent court of law or arbitration tribunal to have occurred;
(c)	in the case of a compromised or arranged total loss, on the date upon which a binding agreement as to such compromised or arranged total loss has been entered into by the insurers of the Vessel;
(d)	in the case of compulsory acquisition, on the date upon which the relevant requisition of title or other compulsory acquisition occurs; and
(e)	in the case of hijacking, theft, condemnation, seizure, arrest or detention of the Vessel which deprives the Owner of the use of the Vessel for more than 120 days, upon the expiry of the period of 120 days after the date upon which the relevant hijacking, theft, condemnation, seizure, arrest or detention occurred.
5.4	If the Vessel is sold, or title to the Vessel is otherwise transferred or disposed of, by the Owner at any time after Delivery (other than to a member of the Transocean Group in accordance with Clause 17.3) but before the Loan has been repaid in full, the Owner shall prepay the Loan in full on or before completion of that sale, transfer or other disposal.
5.5	In the event Payment Instalment Plan No. 3 applies during Year 1 (but not otherwise), if the Owner or an Internal Charterer enters into a Long Term Charter, the Owner shall prepay the Loan in full on or before the date falling 90 days after the date of commencement of commercial operations under that Long Term Charter. For the purposes of this Clause, "commencement of commercial operations" shall mean the earlier of:
(a)	the date when the Vessel reaches the first well location under that Long Term Charter, or
(b)	the date when the Vessel reaches any other location specified under that Long Term Charter upon the arrival at which payment of a day rate is to commence.
5.6	If a Change of Control occurs without the Lender's prior approval, the Lender may demand in writing that the Owner prepay the Loan, in which case the Owner shall prepay the Loan in full on or before the date falling five (5) Banking Days from the date of receipt of such demand.
5.7	Each prepayment of the Loan must be made together with all accrued interest on the amount prepaid and all other sums payable in respect of that amount under the provisions of this Agreement and, in the case of prepayment of the whole of the Loan, shall be accompanied by payment of any and all other sums payable under the Finance Documents.
5.8	No part of the Loan which is repaid or prepaid by the Owner may be redrawn.

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5.9	The share certificate or membership certificate referred to in Clauses 3.3(b) above and 10.5 below shall terminate and/or be redeemed and, together with the Bankruptcy Remote Criteria, will be of no further force or effect upon payment in full of the Loan.
6.	INTEREST
6.1	The Owner shall pay interest on the Loan at the Interest Rate applicable to it in arrears on the last day of each Interest Period.
6.2	Subject to Clause 6.4, the Interest Rate applicable to the Loan for each Interest Period will be the annual rate of four and a half percent (4.5% p.a.).
6.3	The following shall apply in determining the duration of an Interest Period:
(a)	the first Interest Period shall commence on the Delivery Date and each subsequent Interest Period shall commence on the last day of the immediately preceding Interest Period;
(b)	(subject to paragraphs (c) and (d) below), each Interest Period shall be of a duration of 3 months;
(c)	if an Interest Period would otherwise end on a day which is not a Banking Day, that Interest Period will instead end on the next Banking Day in that calendar month (if there is one) or the preceding Banking Day (if there is not); and
(d)	no Interest Period shall extend beyond the final Payment Date.
6.4	If the Owner fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is 2% higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted part of the Loan. Any interest accruing under this Clause 6.4 shall be immediately payable by the Owner on demand by the Lender. If unpaid, any such interest will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain immediately due and payable.
6.5	Interest shall accrue from day to day and shall be calculated on the basis of a 360 day year and the actual number of days elapsed.
7.	INDEMNITIES
7.1	The Owner shall promptly pay all stamp duty, registration and other similar taxes payable on or by reference to any Finance Document (always excluding taxes arising as a result of any assignment, transfer, sub-participation or equivalent arrangement under Clause 17.5) and shall indemnify the Lender on the Lender's written demand against any and all claims, expenses, liabilities and losses resulting from any failure or delay by the Owner to pay any such duty or tax.
7.2	The Owner shall pay to the Lender on demand, and the Owner shall indemnify the Lender against, any losses, expenses or liabilities whether actual or contingent suffered or incurred by the Lender in connection with or as a result of:
(a)	any default in payment by the Owner of any sum due under the Finance Documents on its due date; or
(b)	the occurrence or continuance of an Event of Default

however always excluding losses, expenses and liabilities arising under funding arrangements with third parties.

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7.3	If any sum due from the Owner under the Finance Documents (a Sum), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the First Currency) in which that Sum is payable into another currency (the Second Currency) for the purpose of making or filing a claim or proof against the Owner or obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings, the Owner shall as an independent obligation, within 3 Banking Days of demand, indemnify the Lender against any cost, loss or liability arising out of or as a result of the conversion including any discrepancy between (a) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (b) the rate or rates of exchange available to the Lender at the time of its receipt of that Sum.
7.4	The indemnities contained in the Finance Documents shall continue in full force and effect after the full and final discharge of all amounts outstanding under this Agreement with respect to matters arising prior to that discharge.
7.5	The indemnities contained in Clauses 7.1 and 7.2 shall not apply to the extent that the relevant claims, expenses, liabilities or losses result from the Lender’s gross negligence, default, fraud or wilful misconduct.
8.	PAYMENTS
8.1	All payments to be made by the Owner under the Finance Documents shall be made without set-off or counterclaim free and clear of, and without deduction for or on account of, any present or future taxes, unless the Owner is compelled by law to make payment subject to any such tax.
8.2	If the Owner is compelled by law to make any tax deduction from any payment due under any of the Finance Documents, the Owner will:
(a)	promptly notify the Lender upon becoming aware of that requirement;
(b)	pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;
(c)	pay the Lender such additional amount as is necessary to ensure that the Lender receives a net amount equal to the full amount which it would have received had that tax deduction not been required to be made; and
(d)	as soon as reasonably practicable after making the relevant tax deduction, deliver to the Lender a copy of the receipt from the relevant taxation authority evidencing that the tax had been paid to that authority.
8.3	All amounts to be paid by the Owner to the Lender under the Finance Documents shall be paid in Dollars, by telegraphic transfer, free of all transfer charges, to such account of the Lender as it may from notify to the Owner by at least 5 Banking Days' prior notice.
8.4	Any payment under any Finance Document which is due to be made on a day which is not a Banking Day shall be made on the next Banking Day in the same calendar month (if there is one), or the immediately preceding Banking Day (if there is not).
9.	REPRESENTATIONS AND WARRANTIES
9.1	The Owner represents and warrants to the Lender that the following matters are true at the date of this Agreement:
(a)	each Obligor is duly incorporated under the laws of its jurisdiction of incorporation and is in good standing;
(b)	subject to the Legal Reservations, when executed and delivered, this Agreement, the Guarantee, and, (where required to be delivered hereunder) each of the other Security Documents, will be validly authorised, and the obligations expressed as being assumed

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by each Obligor under this Agreement, the Guarantee, and (where required to be delivered hereunder) the other Security Documents will constitute valid, legal and binding obligations of the relevant Obligor enforceable against it in accordance with their terms;
(c)	neither the execution of any Finance Document by any Obligor nor the performance or observance by any Obligor of any of its obligations under the Finance Documents will violate or conflict with, or result in any breach of, its constitutional documents, any order or judgment of any court or other agency of government applicable to it or any of its assets or any law, statute, regulation, indenture, mortgage, trust deed, agreement or other instrument, arrangement, obligation or duty by which that Obligor is bound or cause any limitation on any of the powers whatsoever of that Obligor, howsoever imposed, or on the right or ability of the directors of that Obligor to exercise such powers, to be exceeded;
(d)	the Owner is not in default in any material respect under any law, statute, regulation, or material indenture, mortgage, trust deed, agreement or other material instrument, arrangement, obligation or material duty by which it is bound;
(e)	after Delivery, in the event Payment Instalment Plan No. 3 applies in Year 1 (but not otherwise), there will exist no direct Security Interest on the Vessel save for Permitted Security Interests.
9.2	The representations and warranties contained in Clause 9.1 shall be deemed to be repeated by the Owner on the Delivery Date and on each day thereafter during the Credit Period with reference to the circumstances existing on such date, as if made on such date.
10.	GENERAL UNDERTAKINGS
10.1	The Owner shall at all times during the Credit Period:
(a)	maintain its corporate existence as an exempted company with limited liability duly organised, validly existing and in good standing under the laws of the Cayman Islands (or as a limited liability company duly organised, validly existing and in good standing under the laws of its jurisdiction of incorporation) and shall not, without the prior consent of the Lender, change its jurisdiction of incorporation, domicile or tax residence other than for the purpose of a redomiciliation in a Permitted Jurisdiction (provided that, where a Downside Case Scenario applies (but not otherwise), such redomiciliation shall only be permitted without the Lender's consent if the Bankruptcy Remote Criteria continue to be satisfied in all respects following its completion);
(b)	obtain and maintain all licences, authorisations, approvals and consents, and do all other acts and things, which may from time to time be necessary or desirable for the continued due performance of its obligations under the Finance Documents or which may be required for the validity, enforceability or admissibility in evidence of such Finance Documents; and
(c)	comply in all material respects with all laws and regulations to which it may be subject where failure to do so would have a Material Adverse Effect.
10.2	The Owner shall not, without the prior consent of the Lender (such consent not to be unreasonably withheld, conditioned or delayed with respect to the matters referred to in paragraphs (b)(i) to (b)(iv) inclusive below only), from the date of this Agreement until payment in full of the Loan:
(a)	incur any Financial Indebtedness or guarantee the Financial Indebtedness of any person, other than Permitted Financial Indebtedness; or
(b)	other than in the ordinary course of business of acquiring, owning, maintaining, marketing and operating the Vessel or Deepwater Atlas or as otherwise permitted or

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contemplated by this Agreement (whether in respect of Permitted Financial Indebtedness, Permitted Security Interests or otherwise):
(i)	assume, guarantee or endorse, or otherwise become or remain liable for, any obligation of any other person;
(ii)	make any loans or advances to, or any investments in, any person;
(iii)	incur any capital expenditure or make any investments other than in the Vessel Deepwater Atlas; or
(iv)	form or acquire any subsidiary,

provided always that, for the purpose of Clause 10.2(b), the references to Deepwater Atlas shall only apply as long as the Owner remains as buyer of Deepwater Atlas  (during construction) or, having taken delivery of Deepwater Atlas, as long as the Owner remains the registered owner of Deepwater Atlas.

10.3	The Owner shall not, at any time during the Credit Period:
(a)	in the event a Downside Case Scenario applies (but not otherwise), either create or permit to exist any Security Interest over or in respect of the Vessel or any share in the Vessel or any other property which is the subject of a Security Interest in favour of the Lender under the Finance Documents (in each case other than a Permitted Security Interest or pursuant to Permitted Financial Indebtedness);
(b)	enter into any form of merger or demerger unless either:
(i)	(in the case of a merger) the Owner continues in existence; or
(ii)	(in the case of a merger or demerger) the person (if other than the Owner) formed by such merger or demerger expressly assumes the performance of the Owner's covenants and obligations under this Agreement and (where required to be delivered hereunder) the Security Documents and (where applicable under this Agreement) the Bankruptcy Remote Criteria are satisfied in respect of that person (including, without limitation, by the delivery to the Lender's Share Holder of the share certificate or membership certificate in that person); or
(c)	conduct any business other than in connection with its purchase and subsequent ownership, maintenance, marketing, chartering and operating of the Vessel or Deepwater Atlas,

provided always that, for the purposes of Clause 10.3(c), the references to Deepwater Atlas shall only apply as long as the Owner remains as buyer of Deepwater Atlas (during construction) or, having taken delivery of Deepwater Atlas, as long as the Owner remains the registered owner of Deepwater Atlas.

10.4	In the event a Downside Case Scenario applies (but not otherwise), the Owner shall from Delivery Date until the payment in full of the Loan, comply with the Bankruptcy Remote Criteria in all material respects.
10.5	In the event a Downside Case Scenario applies (but not otherwise), the Owner shall, promptly upon demand, and at its own expense (except in connection with any assignment or transfer pursuant to Clause 17.5), sign, perfect, do, procure, execute and register all such further assurances, documents, acts and things as the Lender may reasonably require for the purpose of more effectually accomplishing or perfecting the transaction or security contemplated by the Finance Documents. The Owner shall promptly at Delivery, deliver to the Lender's Share Holder the share certificate or membership certificate referred to in Clause 3.3(b) above.
10.6	The Owner shall, as soon as reasonably practicable following Delivery, deliver to the Lender

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originals of the documents referred to in Clauses 3.2(e) and, where applicable, 3.3(g)(i).
11.	UNDERTAKINGS - INSURANCE
11.1	Where a Downside Case Scenario applies (but not otherwise), the Owner undertakes to the Lender to comply with the undertakings contained in this Clause 11 at all times from the date of Delivery until the end of the Credit Period.
11.2	In this Clause 11:
(a)	excess risks means the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies of a vessel as a result of the value at which the vessel is assessed for the purpose of such claims exceeding its insured value;
(b)	excess war risk P&I cover means cover for claims only in excess of amounts recoverable under the usual war risk cover including (without limitation) hull and machinery, crew and protection and indemnity risks;
(c)	hull cover means insurance cover against the risks specified in Clause 11.3(a)(i);
(d)	P&I risks means the usual risks (including for oil pollution, excess war risk P&I cover and freight, demurrage and defence cover) covered by commercial market insurers that customarily write P&I risks, such as by way of example, Lloyds and other London market insurers, or a protection and indemnity association which is a member of the International Group of Protection and Indemnity Associations, including the proportion not otherwise recoverable in case of collision under the terms of the hull cover.
11.3	Where a Downside Case Scenario applies (but not otherwise), the Owner undertakes at all times from Delivery until the end of the Credit Period:
(a)	to insure (including through the Transocean Captive) the Vessel at all times against:
(i)	fire and usual marine risks (including excess risks) and war risks (including war protection and indemnity risks, terrorism and piracy risks and risks of blocking and trapping);
(ii)	P&I risks; and
(iii)	such other risks for which insurance would be maintained by a prudent owner for a drilling rig of a similar type, size, age, trading pattern and flag as the Vessel,

and otherwise in accordance with the provisions of the Finance Documents;

(b)	to effect such insurances in such amounts in Dollars and upon such terms as shall from time to time be approved in writing by the Lender, but in any event for not less than:
(i)	in the case of hull cover, on an agreed value basis for an amount equal to 120% of the amount of the Loan;
(ii)	in the case of P&I risks, in at least such amount as is customary market practice in respect of the type and operating location of the Vessel; and
(iii)	in the case of any other risks as specified in Clause 11.3(a)(iii) above in at least such amount as is customary market practice in respect of the type and operating location of the Vessel provided however that the insurance placed with the Transocean Captive shall not exceed US$50,000,000 of cover for each set of risks set out in Clauses 11.3(a)(i) and 11.3(a)(ii) above and shall otherwise be in accordance with Transocean's standard

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insurance practices across rigs under their ownership and operation, provided however the limitation of US$50,000,000 shall not apply to U.S. Gulf of Mexico Named Windstorm coverage;

(c)	to effect, maintain and renew the Insurances through internationally recognized marine insurance brokers such as but not limited to Aon, Lockton, McGriff, JLT or Marsh (the approved insurance brokers) and with reputable independent insurance companies and/or underwriters (including mutual insurance schemes and/or captive insurance schemes) in Europe, North America, the Far East and other established insurance markets including Transocean Captive, war risks and protection and indemnity associations and, if so required by the Lender (but without, as between the Lender and the Owner, liability on the part of the Lender for premiums or calls), with the Lender named as co assured;
(d)	to notify the Lender, at least 3 days before the relevant policies or contracts expire, of the relevant brokers and/or insurance companies, underwriters, war risks and protection and indemnity associations through and with whom the Insurances are to be renewed and of the terms and conditions of renewal;
(e)	punctually to pay all premiums, calls, contributions or other sums in respect of the Insurances and, upon reasonable request, to produce copies of all relevant receipts to the Lender;
(f)	if applicable, to arrange for the execution of such guarantees as may from time to time be required by any protection and indemnity or war risks association for, or for the continuance of, the Vessel's entry;
(g)	to procure that Notice of Assignment to the Lender signed by the Owner is duly endorsed upon all slips, cover notes, policies, certificates of entry or other instruments of insurance issued or to be issued in connection with the Insurances, together with a loss payable clause, in each case in the form required by the Security Assignment;
(h)	to procure that all such instruments of insurance referred to in Clause 11.3(g) above as are effected through the approved insurance brokers shall be deposited with the approved insurance brokers, and that such brokers shall furnish the Lender with pro forma copies and a letter or letters of undertaking in such form as the Lender may reasonably require having regard to the then current market practice;
(i)	to procure that the protection and indemnity and/or war risks associations in which the Vessel is entered shall furnish the Lender with a copy of the certificate of entry for the Vessel and a letter or letters of undertaking in its standard form together with a copy of each certificate of financial responsibility for pollution by oil or other substances issued by such protection and indemnity and/or war risks associations in relation to the Vessel;
(j)	without prejudice to the generality of Clauses 11.3(h) and Clause 11.3(i) above, if any of the Insurances form part of a fleet cover, to procure that the approved insurance brokers and (as the case may be) insurers and/or associations so approved shall undertake to the Lender that they shall neither:
(i)	set off against any claim in respect of the Vessel, any premiums or calls due in respect of any other vessel or in respect of other insurances; nor
(ii)	cancel any of the Insurances by reason of non-payment of premiums or calls due in respect of any other vessel or in respect of other insurances without providing fourteen (14) days' notice in writing;
(k)	to comply in all material respects with all the requirements from time to time applicable to the Insurances, and not to make, do, consent or agree to any act or omission which would or might render any such instrument of insurance invalid, void, voidable or unenforceable or subject to any material exclusion, qualification, variation or suspension or which would render any sum payable under them repayable in whole or

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in part;
(l)	not to employ the Vessel, or suffer the Vessel to be employed, otherwise than in conformity with the terms of the said instruments of insurance (including any express or implied warranties they contain), unless the insurers have consented otherwise and any additional requirements of the insurers have been satisfied;
(m)	to apply all such sums receivable in respect of the Insurances as are paid to the Owner in accordance with the Finance Documents for the purpose of making good the loss in respect of which they are paid and, in the case of hull cover, in fully repairing all damage in respect of which those sums have been received;
(n)	not to alter any of the terms of any of the instruments of insurance referred to in Clause 11.3(g) above if, as a result of such alteration, they will cease to comply with the requirements of this Clause 11;
(o)	not without the prior consent of the Lender to settle, compromise or abandon any claim under the Insurances in respect of the Vessel for a Total Loss or a Major Casualty, such consent not to be unreasonable withheld, conditioned or delayed;
(p)	to do all things necessary and provide the Lender with all relevant documents, evidence and information as the Lender may require to enable the Lender to collect or recover any moneys in respect of the Insurances which are payable to the Lender pursuant to the Finance Documents;
(q)	to provide the Lender, promptly after receipt of a written request from the Lender, with such documents as the Lender may reasonably require to satisfy itself that the Owner is in compliance with its material obligations under this Clause 11.3; and
(r)	to provide the Lender, at the time of the relevant communication, with copies of all communications of a material nature between the Owner and the approved insurance brokers or (as the case may be) approved associations relating to;
(i)	any breach of a material condition of the Insurances of the Vessel; or
(ii)	the early termination or the suspension of any Insurances.
11.4	The Owner agrees and undertakes that, where a Downside Case Scenario applies (but not otherwise):
(a)	on and from the Delivery Date, the Lender may effect and maintain a mortgagee's interest insurance policy and a mortgagee's interest additional perils (pollution) policy in respect of the Vessel in an amount equal to 110% of the amount of the Loan outstanding from time to time and otherwise on such terms and conditions and placed through such brokers and with such insurers and underwriters as the Lender may require; and
(b)	it will reimburse the Lender on demand for all premiums and other amounts incurred by the Lender in effecting and maintaining such mortgagee's interest insurance policy and a mortgagee's interest additional perils (pollution) policy up to a maximum amount of 0.02% of the insured amount per year.
12.	UNDERTAKINGS - OPERATION AND MAINTENANCE
12.1	Where a Downside Case Scenario applies (but not otherwise), the Owner undertakes at all times from Delivery until the end of the Credit Period:
(a)	to keep the Vessel registered under the laws and flag of the Flag State and not to do or suffer to be done anything by which that registration may be forfeited or imperilled;
(b)	unless the Loan is prepaid in full in accordance with Clause 5.4 upon the completion of

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that sale, not to sell or agree to sell the Vessel or any share in the Vessel without the prior consent of the Lender;
(c)	not, without the prior consent of the Lender (which consent shall not be unreasonably withheld, conditioned or delayed), enter into a Management Agreement (External Manager) which would have a Material Adverse Effect;
(d)	not, without the prior consent of the Lender (which consent shall not be unreasonably withheld, conditioned or delayed), to amend any Management Agreement (External Management) if and to the extent that such amendment would have a Material Adverse Effect;
(e)	to procure that any Manager executes and delivers to the Lender a Manager's Undertaking;
(f)	not to let or employ the Vessel on demise charter to anyone other than a member of the Guarantor Group or the Transocean Group if it would have a Material Adverse Effect;
(g)	subject always to the terms of any drilling contract, charter or other contract of employment then in effect in respect of the Vessel, to procure that the Lender or any representative of the Lender is permitted to board the Vessel at all reasonable times for the purpose of inspecting her condition or satisfying itself as to proposed or executed repairs (without interfering with the Vessel's operations), and to afford all proper facilities for such inspections;
(h)	promptly to furnish the Lender, when so reasonably required by it in writing, with a copy of the classification certificate issued by the Classification Society for the Vessel, all such information regarding the Vessel, her position and engagements, particulars of all towages and salvages and all such other material information as shall be or ought to be supplied to the insurers of the Vessel;
(i)	to notify the Lender promptly upon its becoming aware of:
(i)	any accident to the Vessel or incident which is or is reasonably likely to be a Major Casualty; or
(ii)	any occurrence resulting in the Vessel becoming or being reasonably likely to become a Total Loss; or
(iii)	any hijacking or theft of the Vessel; or
(iv)	any requirement or recommendation made by any insurer or the Classification Society, or by any competent authority, in respect of the Vessel which is not complied with within any time limit imposed by that insurer, Classification Society or authority; or
(v)	any arrest of the Vessel, or the exercise or purported exercise of any lien on the Vessel or any requisition of the Vessel for hire; or
(vi)	any non-scheduled dry-docking of the Vessel; or
(vii)	any material non-compliance with the ISM Code or the ISPS Code in connection with the Vessel;
(j)	promptly to pay and discharge or secure all debts, damages and liabilities whatsoever which the Owner shall have been called upon to pay, discharge or secure and which have given, or may give, rise to maritime or possessory liens on or claims enforceable against the Vessel (in each case other than a Permitted Security Interest), and in the event of arrest of the Vessel pursuant to legal process, or in the event of her detention in exercise or purported exercise of any such lien, to procure the release of the Vessel

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from such arrest or detention promptly upon receiving notice of the same by providing bail or otherwise as the circumstances may require;
(k)	to display in the chart room and in the master's cabin of the Vessel a framed notice of the Mortgage in plain type, reading as follows (or in such other form as the Lender may reasonably require having regard to the laws of the Flag State if the Flag State is changed from the Republic of the Marshall Islands):

NOTICE OF MORTGAGE

This Vessel is subject to a First Preferred Mortgage in favour of [INSERT NAME OF LENDER] pursuant to the laws of the Republic of the Marshall Islands.  Under the terms of the said Mortgage neither the Owner, nor any charterer, nor the Master of this Vessel nor any other person has any right, power or authority to create, incur or permit to be imposed upon this Vessel any lien whatsoever other than for crew's wages and salvage;

(l)	to comply with and satisfy all pertinent requirements and formalities to perfect and maintain the Mortgage as a legal, valid and enforceable first ranking mortgage over the Vessel and, promptly upon written demand from the Lender, to provide evidence to the Lender's satisfaction (acting reasonably) demonstrating its compliance with the provisions of this Clause 12.1(l);
(m)	to procure that the Vessel is kept in a state of repair so as to maintain its class with the Classification Society and so as to comply in all material respects with the provisions of all laws and other regulations from time to time applicable to drilling units registered in the Flag State;
(n)	not to employ the Vessel, or suffer her employment:
(i)	in any trade or business which is forbidden by the law of the Flag State or of any country in which the Vessel may operate;
(ii)	in carrying illicit or prohibited goods, or in any manner whatsoever which may render her liable to condemnation in a prize court or to destruction, seizure or confiscation; or
(iii)	in the event of hostilities in any part of the world (whether war be declared or not), in carrying any contraband goods, nor to enter or operate in any zone which is declared a war zone by the Vessel's war risks insurers unless the Owner has effected, at its own expense, such special insurance cover as the Lender may reasonably require;
(o)	not without the prior consent of the Lender to put or suffer the Vessel to be put into the possession of any person (other than the Lender or its Affiliates or subcontractors) for the purpose of work being done upon her in an amount exceeding or likely to exceed US$10,000,000 (or the equivalent in any other currency) unless:
(i)	the cost of that work is fully recoverable under the Insurances; or
(ii)	that work relates to remedial works for which the Builder is responsible under the Construction Contract; or
(iii)	that person has first given to the Lender in terms satisfactory to the Lender (acting reasonably) a written undertaking not to exercise any lien on the Vessel for the cost of that work or otherwise; or
(iv)	any lien on the Vessel that may arise in relation to such works would be a Permitted Security Interest; or
(v)	the Owner has sufficient access to funds to pay for the cost of that work;

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(p)	to notify the Lender immediately upon its becoming aware of the occurrence of:
(i)	any material Environmental Claim against the Owner or the Vessel; or
(ii)	any Environmental Incident which may give rise to a material Environmental Claim;

which, in either case, could or might materially affect the interests of the Lender, and to keep the Lender advised in writing on such regular basis and in such detail as the Lender shall reasonably require of the nature of that Environmental Claim or Environmental Incident and the Owner's proposed and actual response to it;

(q)	to comply in all material respects with all material Environmental Laws including, without limitation, requirements relating to manning and establishment of financial responsibility, and to obtain and comply in all material respects with all Environmental Approvals, in each case where failure to do so would have a Material Adverse Effect; and
(r)	to ensure that the Vessel is equipped and accredited with any required trading documentation and/or authorisations necessary for the entry of the Vessel into, and (to the extent it will be operated in such waters) its operation in, the waters of any relevant jurisdiction;
(s)	to comply, and procure compliance by any Manager responsible for the technical management of the Vessel, with all material provisions of the ISM Code and the ISPS Code and, promptly upon the Lender's request, to provide copies to the Lender of all such certificates and other documents as the Lender may reasonably request to evidence such compliance.
13.	COMPLIANCE WITH LAW; SANCTIONS

The provisions of Article XXIII (Business Ethics) of the Construction Contract shall be deemed to be incorporated in this Agreement and shall apply to this Agreement in all respects as if references therein to the "Builder", and the "Contract" were instead references to the Lender and the Finance Documents respectively.

14.	EVENTS OF DEFAULT
14.1	There shall be an Event of Default if any one or more of the following happen:
(a)	the Owner fails to make any payment due under this Agreement or, in the event a Downside Case Scenario applies (but not otherwise), any of the other Security Documents on its due date (or, in respect of moneys payable on demand under this Agreement or any of the Security Documents (unless otherwise specifically provided) within five (5) Banking Days from the date of such demand), and, in each case, its failure to pay is not remedied within five (5) Banking Days of its due date;
(b)	in the event a Downside Case Scenario applies (but not otherwise), either
(i)	at any time after Delivery, the Vessel is not, or ceases to be, insured in the relevant amounts and against the relevant risks specified in Clause 11 and such insurances have not been reinstated within twenty (20) Banking Days; or
(ii)	the Owner otherwise fails to comply with any of its other material obligations in respect of the Insurances and such non-compliance has not been remedied within ninety (90) days;
(c)	the Owner is in breach of:
(i)	(only in the event a Downside Case Scenario applies) Clause 10.4 in relation to Bankruptcy Remote Criteria and such breach is not remedied within thirty

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(30) days of the Lender giving notice to the Owner requiring remedy of the same; or
(ii)	any of the other material provisions of this Agreement or (where required to be delivered hereunder) the other Security Documents to which it is a party and, in the case of any such default which is capable of remedy, such default continues for a period of ninety (90) days after the Lender, by notice to the Owner, requires the same to be remedied;
(d)	in the event a Downside Case Scenario applies (but not otherwise), the Internal Charterer is in breach of any of the provisions of the Contract Earnings Assignment to which it is a party and, in the case of any such default which is capable of remedy, such default continues for a period of ninety (90) days after the Lender, by notice to the Owner, requires the same to be remedied;
(e)	except with the prior written consent of the Lender:
(i)	a final order is made by a court of competent jurisdiction for; or
(ii)	any resolution is passed by an Obligor consenting to,

the suspension of all payments by any Obligor (whether by way of moratorium or otherwise), or resulting in the dissolution, liquidation, winding up or bankruptcy of any Obligor, or resulting in the assets of an Obligor being submitted to the control of its creditors, or resulting in a liquidator, trustee, administrator, receiver, manager or similar officer being appointed in respect of all or substantially all assets of an Obligor, unless in each case (in respect of an order) such order is revoked, discharged, or being contested in good faith, within 60 days of such order being made or resolution passed;

(f)	any Obligor becomes insolvent within the terms of the law of its jurisdiction of incorporation;
(g)	it is or becomes impossible or unlawful for any Obligor to perform any of its material obligations under this Agreement, the Guarantee, or, in the event a Downside Case Scenario applies (but not otherwise), any of the other Security Documents, unless capable of remedy (including by amendment and/or execution of additional documents) and the same is remedied within forty five (45) days of the Lender giving notice to the Owner;
(h)	in the event a Downside Case Scenario applies (but not otherwise) and except as permitted by this Agreement or any Security Document, any Security Document ceases for any reason to create a valid and perfected first priority Security Interest (subject to Permitted Security Interests) on the assets intended to be the subject of the Security Interests under that Security Document, unless capable of remedy (including by amendment and/or execution of additional documents) and the same is remedied within forty five (45) days of the Lender giving notice to the Owner;
(i)	the Guarantee ceases to be in full force and effect (other than in accordance with its terms or pursuant to the terms of this Agreement), unless capable of remedy (including by amendment and/or execution of additional documents) and the same is remedied within forty five (45) days of the Lender giving notice to the Owner; or
(j)	any representation or warranty, when made or repeated in this Agreement, the Guarantee or, in the event a Downside Case Scenario applies (but not otherwise), any of the other Security Documents, is or proves to be incorrect in any material respect unless such misrepresentation or warranty or underlying event or circumstance giving rise to it is capable of remedy and is remedied within ninety (90) days of the Lender giving notice to the Owner.
14.2	Upon the occurrence of an Event of Default which is continuing and at any time thereafter, without prejudice to any of the rights and remedies of the Lender under any of the Finance

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Documents or otherwise, the Lender may take any one or more of the following actions:
(a)	by written notice to the Owner declare its commitment to advance the Loan (or any part of it) cancelled, whereupon such commitment shall immediately be cancelled;
(b)	by written notice to the Owner demand the immediate repayment of the Loan and any interest accrued pursuant to this Agreement, whereupon the same shall become immediately due and payable;
(c)	by written notice to the Owner declare that all or part of the Loan be payable on demand, whereupon it shall immediately become payable on demand by the Lender; and/or
(d)	take steps to exercise the rights and remedies conferred upon the Lender by this Agreement, the Guarantee and, in the event a Downside Case Scenario applies (but not otherwise), the other Security Documents and exercisable on or after the occurrence of an Event of Default.
15.	QUIET ENJOYMENT
15.1	If so requested by the Owner in relation to any Employment Contract (the Relevant Contract), and subject only to the conditions set out in Clause 15.2, the Lender shall use its reasonable commercial efforts promptly to enter into a quiet enjoyment agreement in favour of the charterer on such terms as the charterer may reasonably require. If the Lender is unable, by using its reasonable commercial efforts, to agree a quiet enjoyment agreement on such terms, the Lender shall promptly enter into a quiet enjoyment agreement in the form attached as Schedule 2 (or a form no less favourable to the charterer).
15.2	The conditions referred to in Clause 15.1 are that, on or before the date on which the Lender executes the Quiet Enjoyment Agreement in favour of the relevant charterer, the Owner shall deliver or procure the delivery to the Lender of:
(a)	a copy of a first priority assignment by way of security in favour of the Lender of all receivables payable under the Relevant Contract, such assignment (a Contract Earnings Assignment) to be executed by the Owner (if there is no Internal Charter) or by the Internal Charterer (if there is an Internal Charter); and
(b)	a copy of a notice of assignment executed by the Owner or Internal Charterer (as the case may be) in the form required by the Contract Earnings Assignment; and
(c)	evidence of authority of the person or persons signing the Contract Earnings Assignment on behalf of the Owner or Internal Charterer (as the case may be);

with the originals of the documents in paragraphs 15.2(a) and 15.2(b) to be delivered to the Lender as soon as reasonably practicable thereafter.

16.	REPLACEMENT GUARANTOR
16.1	The Owner shall procure that the Guarantor does not redomicile itself or transfer all or substantially all of any of its assets to any person other than:
(a)	a redomiciliation of the Guarantor that results in another entity in the Transocean Group owning all or substantially all of the Guarantor's assets (provided that such successor entity does not have (on a consolidated basis) any material liabilities which the original Guarantor (on a consolidated basis) did not have prior to the time of such redomiciliation but impair the ability of the Obligors to perform their obligations under this Agreement), or
(b)	completion of a sale, to another entity in the Transocean Group, of all or substantially all of the Guarantor's assets (provided that such entity does not have (on a consolidated

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basis) any material liabilities prior to the time of such sale but impair the ability of the Obligors to perform their obligations under this Agreement), in which case the Owner shall cause that other entity to be substituted as the Guarantor under the Guarantee, and the Lender consents to such substitution.

17.	ASSIGNMENT AND TRANSFER
17.1	Subject to Clauses 17.2 and 17.3, the Owner may not, without the consent of the Lender, assign or transfer all or any of its rights, benefits or obligations under this Agreement.
17.2	Notwithstanding Clause 17.1, the Owner shall have the right at any time prior to Delivery to nominate an Affiliate of the Owner as "Owner" to assume all rights and obligations of the Owner under this Agreement, provided that such nominee has also been nominated as "Buyer" under the Construction Contract in accordance with Article XVI (Successors and Assigns) thereof. The parties agree that the nomination by the Owner of such nominee and the novation of all rights and obligations of the Owner under this Agreement shall be effective upon delivery to the Lender of a notice in writing to the Lender executed by the Owner and its nominee and that as and with effect of such nomination:
(a)	everything done by the Owner before such nomination shall be deemed to have been done by the nominee;
(b)	the nominee shall be deemed to be the Owner and always to have been the Owner under this Agreement and the nominee will perform this Agreement and be bound by its terms in every way as if the nominee were the original party to this Agreement in place of the Owner;
(c)	the Lender will perform this Agreement and be bound by its terms in every way as if the nominee were the original party to this Agreement in place of the Owner; and
(d)	no further consent to such novation of this Agreement, in addition to the consent deemed given under this Clause, shall be required from the Lender.

This Agreement will in all other respects continue on its existing terms.

17.3	Notwithstanding Clause 17.1, the Owner shall have the right at any time after Delivery to transfer ownership of the Vessel to another member of the Transocean Group (a New Owner) provided that (in the event a Downside Case Scenario applies (but not otherwise)):
(a)	the New Owner is a single purpose company established solely for the purpose of owning and operating the Vessel and is incorporated in a Permitted Jurisdiction or any other jurisdiction approved by the Lender;
(a)	the Vessel's ownership title is registered or is capable of immediate registration in the sole name of the New Owner under the laws and flag of an Approved Flag State free from all Security Interests except for Permitted Security Interests; and
(b)	not later than the time of change of ownership:
(i)	the Bankruptcy Remote Criteria are satisfied in relation to the New Owner;
(ii)	the Lender receives a copy of a share certificate or, if uncertificated, a copy of the share ledger noting that the Lender's Share in the New Owner has been issued to, and registered in the name of, the Lender's Share Holder;
(iii)	the Lender receives:
(A)	a certified copy of the articles of incorporation and by-laws or other equivalent constitutional documents of the New Owner;

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(B)	a copy of a certificate of good standing or equivalent issued by the relevant corporate registry in respect of the New Owner;
(C)	a copy of a resolution of the directors of the New Owner, certified as true by a director or officer of the New Owner, authorising the entry of the New Owner into the Finance Documents to which it is a party and evidencing approval of the transactions contemplated therein;
(D)	a copy of a certificate in respect of the New Owner, signed by a director or officer of the New Owner, stating the names of its officers, directors and shareholder(s) and that no licences, authorisations, approvals or consents are required by it in connection with the execution, delivery, performance, validity and enforceability of the Finance Documents to which it is (or is to become) a party or, if any such licences, authorisations, approvals or consents are required by it, attaching certified copies of them; and
(E)	the original of any power of attorney issued by the New Owner in favour of any person or persons executing any Finance Documents on its behalf, duly notarised and (if required by the Flag State in connection with registration of the new Mortgage), legalised or apostilled;
(iv)	the New Owner executes and delivers a new Mortgage, Security Assignment and Notice of Assignment in favour of the Lender;
(i)	the Lender receives evidence that the new Mortgage is registered or is capable of immediate registration with first priority against the Vessel at the appropriate ship registry of the Flag State;
(ii)	the Guarantor confirms in writing to the Lender that the Guarantee remains in full force and effect notwithstanding the change of ownership of the Vessel;
(iii)	if any Manager is appointed by the New Owner on or before the date of change of ownership:
(A)	in relation to an External Manager only, a certified copy of the Management Agreement (External Manager) to which it is a party; and
(B)	a copy of a Manager's Undertaking from each such Manager appointed;
(iv)	confirmation from the agents in England nominated by the New Owner in the Finance Documents for the acceptance of service of process that they consent to such nomination; and
(v)	receipt by the Lender of legal opinions in form and substance reasonably satisfactory to it (or confirmation satisfactory to the Lender that such legal opinions will be issued in form and substance satisfactory to it acting reasonably) from:
(A)	legal counsel to the Owner concerning such matters of the laws of the jurisdiction of incorporation of the New Owner as the Lender may reasonably require; and
(B)	if the Flag State of the Vessel is to change, legal counsel to the Owner concerning such matters of the laws of the new Flag State as the Lender may reasonably require.
17.4	Except with the prior written consent of the Owner, the Lender shall not at any time before the Loan is advanced to the Owner pursuant to Clause 2:

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(a)	assign or transfer all or any of its rights, benefits and obligations under the Finance Documents to any party, financial institution or entity whatsoever; or
(b)	enter into any sub-participation of its rights under this Agreement or any equivalent economic arrangements.
17.5	After the Loan is advanced to the Owner pursuant to Clause 2, the Lender may:
(a)	assign or transfer all or any of its rights, benefits and obligations under the Finance Documents to an Approved Lender; or
(b)	enter into any sub-participation of its rights under this Agreement or any equivalent economic arrangements with an Approved Lender,

subject to the conditions that (i) except in the case of an assignment or transfer to Sembcorp Marine Financial Services Pte Ltd, the Lender must give the Owner a minimum of 20 days' prior notice to the Owner, (ii) where a Quiet Enjoyment Agreement is in effect, the Lender's proposed assignee or transferee enters into an agreement in the same terms in favour of the relevant charterer and (iii) the Lender shall bear all costs reasonably incurred by the Obligors and/or any Internal Charterer in connection with any assignment or transfer pursuant to this Clause 17.5.

The Parties agree that, in the event that the Lender notifies the Owner not less than ten (10) days prior to the expected date of delivery of the Vessel by the Builder to the Owner, that the Lender is to assign or transfer its rights to Sembcorp Marine Financial Services Pte Ltd immediately after the Loan is advanced, the Mortgage, the Security Assignment and any Manager's Undertaking shall be granted directly in favour of Sembcorp Marine Financial Services Pte Ltd as assignee or transferee of the Lender's rights.

17.6	For the purposes of Clause 17.5:

Approved Lender means:

(i)	a commercial bank or financial institution which is not a Sanctioned Entity or Distressed Investor and in respect of which
(A)	no additional Tax Deductions would apply to payments under the Finance Documents by the Owner as a result of any assignment, transfer, sub-participation or equivalent arrangement to such bank; and
(B)	the Owner (acting reasonably and without unreasonable delay) has completed its standard "know your client" checks; or
(ii)	Sembcorp Marine Financial Services Pte Ltd; or
(iii)	any other person approved in writing by the Owner;

Distressed Investor means a person that invests in the Financial Indebtedness of entities at a material discount to the par value of such Financial Indebtedness and/or with a view to acquiring the equity interests in or assets of such entities or their Affiliates;

Sanctioned Entity means a person:

(i)	against which any government of the United Kingdom (UK), the government of the United States of America (US), the United Nations (UN) or the European Union (EU) maintains economic sanctions or embargoes under statute, executive order or regulations;
(ii)	appearing on any applicable list of prohibited parties maintained by any of the governments of either the UK or the US or maintained by the UN or the EU; or

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(iii)	acting or purporting to act, directly or indirectly, on behalf of, or an entity owned or controlled by, any party identified in paragraph (i) or paragraph (ii) above.
17.7	The Lender shall procure that, once issued to the Lender's Share Holder, the Lender's Share shall not at any time thereafter be owned or controlled by anyone other than the Lender's Share Holder until terminated and/or redeemed in accordance with Clause 3.3(b), provided that, in connection with any transfer or assignment of the Lender's rights to an Approved Lender under this Clause 17, the Lender may procure the transfer to that Approved Lender or its nominee of the Lender's Share (once issued).
17.8	The Lender shall procure that during the Credit Period it shall remain at all times owned and controlled, directly or indirectly, by the Lender’s Parent.
18.	NOTICES
18.1	Every notice, consent or approval (individually and collectively called Communications) given or required, whether expressly or impliedly, under this Agreement or any other Finance Document shall be in English, in writing and shall be hand delivered (in person or by recognised courier service) or sent by recorded delivery mail to the relevant address set out below or sent by email to the relevant email address below or sent by facsimile to the relevant fax number below.
18.2	All Communications to be given under the Finance Documents shall be addressed:
(a)	in the case of the Lender, to it at:

c/o Sembcorp Marine Financial Services Pte Ltd

80 Tuas South Boulevard,

Singapore 637051

Attn:William Gu / Goh Khor Boon William

Email: william.gu@sembmarine.com / william.goh@sembmarine.com

Fax:+65 62627243 / +65 62610486

(b)	in the case of the Owner, to it at:

c/o Transocean Offshore Deepwater Holdings Limited

36c Dr. Roy's Drive, Bermuda House, 4th Floor

P.O. Box 10342

George Town

Grand Cayman

Cayman Islands

Attn:Colin Berryman, President

Email Colin.Berryman@deepwater.com

Fax:+1 (345) 745-4504

with a copy to each of:

Transocean Inc.

36c Dr. Roy's Drive, Bermuda House, 4th Floor

P.O. Box 10342

George Town

Grand Cayman

Cayman Islands

Attn:Colin Berryman, President

Email:Colin.Berryman@deepwater.com

Fax:+1 (345) 745-4504

or, in either case, to such other address, fax or e-mail details as one party may notify from time to time to the other.

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18.3	Any Communication made or delivered by one person to another under or in connection with the Finance Documents will only be effective:
(a)	if by way of fax or email, when received in legible form; or
(b)	if by way of letter, when it has been left at the recipient's address and, if a particular department or officer is specified as part of the recipient's address details provided under Clause 18.2, if addressed to that department or officer.

18.4	Any Communication which is received on a non-working day or after 17:30 local time in the place of receipt shall be deemed only to become effective at the opening of business hours on the next working day in the place of receipt.
19.	MISCELLANEOUS
19.1	No failure to exercise, nor any delay in exercising, on the part of the Lender, any right or remedy under a Finance Document shall operate as a waiver of any such right or remedy or constitute an election to affirm any of the Finance Documents. No election to affirm any Finance Document on the part of the Lender shall be effective unless it is in writing. No single or partial exercise of any right or remedy shall prevent any further or other exercise of it or the exercise of any other right or remedy. The rights and remedies provided in each Finance Document are cumulative and not exclusive of any rights or remedies provided by law.
19.2	If at any time one or more of the provisions of any Finance Document is or becomes invalid, illegal or unenforceable in any respect under any law by which it may be governed or affected, the validity, legality and enforceability of the remaining provisions shall not be in any way affected or impaired as a result.
19.3	Any waiver by the Lender of any provision of any Finance Document, and any consent or approval given by the Lender under or in respect of any Finance Document, shall only be effective if given in writing and then only strictly for the purpose and upon the terms for which it is given. None of the Finance Documents may be amended or varied orally but only by an instrument signed by the each of the parties to it.
19.4	This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.
19.5	For the avoidance of doubt a person who is not a signatory to this Agreement may not enforce, or enjoy the benefit of, any of its terms under the Contracts (Rights of Third Parties) Act 1999.
20.	LAW AND JURISDICTION
20.1	This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law.
20.2	The Owner irrevocably agrees for the exclusive benefit of the Lender that the English courts shall have jurisdiction in relation to any dispute arising out of or in connection with this Agreement, including a dispute regarding the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement (a Dispute), and for such purposes irrevocably submits to the jurisdiction of those courts.
20.3	The Owner accepts that the courts of England are the most appropriate and convenient courts to settle Disputes and undertakes that it will not argue to the contrary.
20.4	The Owner irrevocably agrees:
(a)	that, for the purpose of any proceedings in England in connection with this Agreement, any legal process may be served upon Wikborg Rein UK Limited whose current registered office is at 30 Cannon Street, London, EC4M 6XH and who, by this

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Agreement, is authorised to accept service on the Owner's behalf, which shall be deemed to be good service on the Owner; and
(b)	that, throughout the Credit Period, it will maintain a duly appointed process agent in England, duly notified to the Lender, and that failure by any such process agent to give notice to the Owner of such service shall not impair the validity of that service or of a judgment or order based on it.
20.5	Notwithstanding anything else in this Clause 20, the Parties agree that all Disputes arising under this Agreement before Delivery shall be referred to arbitration in London in accordance with the provisions of the Construction Contract, for which purpose the provisions of Article XV.2 (Dispute Resolution and Jurisdiction) of the Construction Contract (other than sub-paragraph (a) and the words "in the event that any such dispute cannot be resolved by the BUYER and the BUILDER'S REPRESENTATIVES within 3 months" in sub-paragraph (b)) shall be deemed to be incorporated in this Agreement and shall apply to this Agreement in all respects as if references therein to the "Builder" and the "Contract" were instead references to the Lender and this Agreement respectively.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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SCHEDULE 1
PAYMENT INSTALMENT PLANS
PART 1 - Payment Instalment Plan No. 1
No.	Year	Payment Date	Repayment Instalment (USD)

1.	Year 1	Delivery Date + 3 months	0
2.	Year 1	Delivery Date + 6 months	0
3.	Year 1	Delivery Date + 9 months	0
4.	Year 1	Delivery Date + 12 months	0
5.	Year 2	Delivery Date + 15 months	5,000,000
6.	Year 2	Delivery Date + 18 months	5,000,000
7.	Year 2	Delivery Date + 21 months	5,000,000
8.	Year 2	Delivery Date + 24 months	5,000,000
9.	Year 3	Delivery Date + 27 months	5,000,000
10.	Year 3	Delivery Date + 30 months	5,000,000
11.	Year 3	Delivery Date + 33 months	5,000,000
12.	Year 3	Delivery Date + 36 months	5,000,000
13.	Year 4	Delivery Date + 39 months	5,000,000
14.	Year 4	Delivery Date + 42 months	5,000,000
15.	Year 4	Delivery Date + 45 months	5,000,000
16.	Year 4	Delivery Date + 48 months	5,000,000
17.	Year 5	Delivery Date + 51 months	6,880,000
18.	Year 5	Delivery Date + 54 months	6,880,000
19.	Year 5	Delivery Date + 57 months	6,880,000
20.	Year 5	Delivery Date + 60 months	Principal of the Loan then outstanding

HFWSP\5130392-3

PART 2 - Payment Instalment Plan No. 2
No.	Year	Payment Date	Instalment Amount (USD)

21.	Year 1	Delivery Date + 3 months	0
22.	Year 1	Delivery Date + 6 months	0
23.	Year 1	Delivery Date + 9 months	0
24.	Year 1	Delivery Date + 12 months	0
25.	Year 2	Delivery Date + 15 months	5,000,000
26.	Year 2	Delivery Date + 18 months	5,000,000
27.	Year 2	Delivery Date + 21 months	5,000,000
28.	Year 2	Delivery Date + 24 months	5,000,000
29.	Year 3	Delivery Date + 27 months	5,000,000
30.	Year 3	Delivery Date + 30 months	5,000,000
31.	Year 3	Delivery Date + 33 months	5,000,000
32.	Year 3	Delivery Date + 36 months	5,000,000
33.	Year 4	Delivery Date + 39 months	5,000,000
34.	Year 4	Delivery Date + 42 months	5,000,000
35.	Year 4	Delivery Date + 45 months	5,000,000
36.	Year 4	Delivery Date + 48 months	5,000,000
37.	Year 5	Delivery Date + 51 months	12,250,000
38.	Year 5	Delivery Date + 54 months	12,250,000
39.	Year 5	Delivery Date + 57 months	12,250,000
40.	Year 5	Delivery Date + 60 months	Principal of the Loan then outstanding

HFWSP\5130392-3

PART 3 - Instalment Plan No. 3
No.	Year	Payment Date	Instalment Amount (USD)

41.	Year 1	Delivery Date + 3 months	0
42.	Year 1	Delivery Date + 6 months	0
43.	Year 1	Delivery Date + 9 months	0
44.	Year 1	Delivery Date + 12 months	50,000,000
45.	Year 2	Delivery Date + 15 months	0
46.	Year 2	Delivery Date + 18 months	0
47.	Year 2	Delivery Date + 21 months	0
48.	Year 2	Delivery Date + 24 months	0
49.	Year 3	Delivery Date + 27 months	10,000,000
50.	Year 3	Delivery Date + 30 months	10,000,000
51.	Year 3	Delivery Date + 33 months	10,000,000
52.	Year 3	Delivery Date + 36 months	10,000,000
53.	Year 4	Delivery Date + 39 months	37,500,000
54.	Year 4	Delivery Date + 42 months	37,500,000
55.	Year 4	Delivery Date + 45 months	37,500,000
56.	Year 4	Delivery Date + 48 months	37,500,000
57.	Year 5	Delivery Date + 51 months	49,000,000
58.	Year 5	Delivery Date + 54 months	49,000,000
59.	Year 5	Delivery Date + 57 months	49,000,000
60.	Year 5	Delivery Date + 60 months	Principal of the Loan then outstanding

HFWSP\5130392-3

PART 4 - Payment Instalment Plan No. 4
No.	Year	Payment Date	Instalment Amount (USD)

61.	Year 1	Delivery Date + 3 months	0
62.	Year 1	Delivery Date + 6 months	0
63.	Year 1	Delivery Date + 9 months	0
64.	Year 1	Delivery Date + 12 months	0
65.	Year 2	Delivery Date + 15 months	0
66.	Year 2	Delivery Date + 18 months	0
67.	Year 2	Delivery Date + 21 months	0
68.	Year 2	Delivery Date + 24 months	0
69.	Year 3	Delivery Date + 27 months	25,000,000
70.	Year 3	Delivery Date + 30 months	25,000,000
71.	Year 3	Delivery Date + 33 months	25,000,000
72.	Year 3	Delivery Date + 36 months	25,000,000
73.	Year 4	Delivery Date + 39 months	25,000,000
74.	Year 4	Delivery Date + 42 months	25,000,000
75.	Year 4	Delivery Date + 45 months	25,000,000
76.	Year 4	Delivery Date + 48 months	25,000,000
77.	Year 5	Delivery Date + 51 months	26,250,000
78.	Year 5	Delivery Date + 54 months	26,250,000
79.	Year 5	Delivery Date + 57 months	26,250,000
80.	Year 5	Delivery Date + 60 months	26,250,000
81.	Year 6	Delivery Date + 63 months	32,750,000
82.	Year 6	Delivery Date + 66 months	32,750,000
83.	Year 6	Delivery Date + 69 months	32,750,000
84.	Year 6	Delivery Date + 72 months	Principal of the Loan then outstanding

HFWSP\5130392-3

SCHEDULE 2
FORM OF QUIET ENJOYMENT AGREEMENT

HFWSP\5130392-3

[FORM OF DEED OF QUIET ENJOYMENT]

DATED [●]

[TRANSOCEAN ENTITY]

- and -

[CUSTOMER]

- and -

SEMBCORP MARINE FINANCIAL SERVICES PTE LTD

DEED OF QUIET ENJOYMENT

m.v. “DEEPWATER [●]”

HFWSP\5130392-3

[FORM OF DEED OF QUIET ENJOYMENT]

DEED OF QUIET ENJOYMENT
Dated: [●]

BETWEEN:

(1)	[TRANSOCEAN ENTITY], a company incorporated according to the law of [●] whose registered office is at [●] (the “Operator”); and
(2)	[CUSTOMER], a company incorporated according to the law of [●] whose registered office is at [●] (the “Company”); and
(3)	SEMBCORP MARINE FINANCIAL SERVICES PTE LTD, a company incorporated according to the law of Singapore whose registered office at 80 Tuas South Boulevard, Singapore 637051 (the “Mortgagee”).

WHEREAS:

(A)	The Operator [and [●] (the “Affiliate Owner”) are parties to that certain Bareboat Charter, dated as of [●] (as may be amended, restated, amended and restated, extended, renewed or otherwise modified from time to time), with respect to] [is the owner of] the drilling unit Deepwater [●] (the “Drilling Unit”).
(B)	The Operator and the Company are parties to a Contract No. [●] dated [●] (the “Contract”) for the provision of the Drilling Unit on the terms and conditions contained therein.
(C)	Pursuant to a credit agreement dated [●] 2021 (as amended and novated) now made between the Mortgagee as lender [and the Operator][and [●] (the “Affiliate Owner”)] as borrower, the Mortgagee has agreed to make available to [the Operator][the Affiliate Owner] a secured term loan facility in the principal amount of up to [●] Dollars ($[●]) (the “Loan”) on the terms and subject to the conditions set out in such credit agreement (the “Credit Agreement”).
(D)	Pursuant to the Credit Agreement, (i) the [Operator][Affiliate Owner] has executed and delivered in favour of the Mortgagee a first preferred ship mortgage on the Drilling Unit (the “Mortgage”), dated as of the date of this Deed and (ii) the Operator has executed and delivered in favour of the Mortgagee an assignment by way of security of the Earnings (the “Assignment”), dated as of the date of this Deed with respect to certain of the Operator’s rights to receive payments of Earnings under the Contract.
(E)	Pursuant to the Assignment, the Operator has executed and delivered to the Company a notice of the assignment of the Earnings contained in the Assignment, such notice being dated as of the date of this Deed (the “Notice of Assignment”).
(F)	As a result of clause s [●] of the Contract, the Operator has agreed to procure that the Mortgagee enter into this Deed for the purpose of granting to the Company the right of quiet enjoyment in relation to the Drilling Unit.

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[FORM OF DEED OF QUIET ENJOYMENT]

THIS DEED WITNESSES as follows:

1Definitions and Interpretation

1.1In this Deed:

“the Contract” means the drilling contract referred to in Recital (B);

“the Contract Period” means the period commencing on the date of the Contract and ending on the date when the Drilling Unit is no longer in the service of the Company pursuant to the Contract (whether or not off hire);

“Earnings” means all moneys whatsoever (and all claims for such moneys), present and future, which are earned or recoverable by, or become payable to or for the account of, the Operator under the Contract;

“Event of Default” shall have meaning given to it in the Credit Agreement;

“Guarantee” means the Deed of Guarantee and Indemnity by and between Transocean Inc. and the Mortgagee whereby Transocean Inc. has guaranteed to the Mortgagee the performance of [the Operator][the Affiliate Owner] of its obligations under the Credit Agreement and that is executed pursuant to the terms of the Credit Agreement;

“Indebtedness” means the Loan, interest thereon and all other sums due and payable by [the Operator][the Affiliate Owner] to the Mortgagee under the Credit Agreement and the Security Documents;

“Security Assignment” means the assignment by and between [the Operator][the Affiliate Owner] and the Mortgagee securing the payment of [Operator][Affiliate Owner]’s indebtedness to the Mortgagee by mortgage over the Drilling Unit, certain insurance and insurance proceeds in the Event of Default;

“Security Documents” means this Deed, the Assignment, the Mortgage, the Security Assignment, the Guarantee  and, after the execution and delivery thereof, each additional security document that grants a Security Interest in favour of the Mortgagee that is executed pursuant to the terms of the Credit Agreement.

1.2Interpretation

In this Deed:

(a)	capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Credit Agreement;
(b)	words denoting the plural number include the singular and vice versa;
(c)	words denoting persons include corporations, partnerships, associations of persons (whether incorporated or not) or governmental or quasi-governmental bodies or authorities and vice versa;

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[FORM OF DEED OF QUIET ENJOYMENT]

(d)	references to Recitals, Clauses and the Schedule are references to recitals and clauses of, and the schedule to, this Deed;
(e)	references to this Deed include the Recitals and the Schedule;
(f)	the headings and contents page(s) are for the purpose of reference only, have no legal or other significance, and shall be ignored in the interpretation of this Deed;
(g)	references to any document (including, without limitation, to the Credit Agreement and the Contract) are, unless the context otherwise requires, references to that document as amended, supplemented, novated or replaced from time to time;
(h)	references to statutes or provisions of statutes are references to those statutes, or those provisions, as from time to time amended, replaced or re-enacted;
(i)	references to any party to this Deed include its respective successors, transferees and assignees; and
(j)	references to times of day are to London time.

2Representations and Warranties

2.1Each of the Operator and the Company represents and warrants to each other and the Mortgagee that:

(a)	it is a body corporate, duly constituted and existing and (where applicable) in good standing under the law of its country of incorporation, with perpetual corporate existence and the power to sue and be sued, to own its assets and to carry on its business;
(b)	it is not insolvent or in liquidation or administration or subject to any other insolvency procedure, and no receiver, administrative receiver, administrator, liquidator, trustee or analogous officer has been appointed in respect of it or of all or any part of its assets;
(c)	it has duly authorised, executed and delivered this Deed and, if applicable, the Contract, and this Deed and, if applicable, the Contract, constitute its legal, valid and binding obligations enforceable in accordance with its terms; and
(d)	the execution, delivery and performance of this Deed will not contravene any contractual restriction or any law binding on it.

The Mortgagee represents and warrants to the Company that:

(a)	it is a body corporate, duly constituted and existing and (where applicable) in good standing under the law of its country of incorporation, with perpetual corporate existence.

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[FORM OF DEED OF QUIET ENJOYMENT]

2.2Each of the Operator and the Company represents and warrants to each of the other parties hereto:

(a)	there is no litigation, investigation or proceeding pending or, to the knowledge of such party, threatened with respect to the Contract; and
(b)	the Contract is in full force and effect, has not been amended except for the amendments set forth in Schedule I hereto and, to the best of the knowledge and belief of such party, no default has occurred under the Contract and there is no existing condition which, but for the passage of time or the giving of notice, could reasonably be expected to result in a default under the terms of the Contract.

3Acknowledgement

3.1The Company by its execution of this Deed acknowledges that:

(a)	it is aware that (i) the Drilling Unit has been mortgaged to the Mortgagee pursuant to the Mortgage; and (ii) the Earnings have been assigned by way of security to the Mortgagee pursuant to the Assignment; and
(b)	it has received the Notice of Assignment.
3.2

Until the Mortgagee gives written notice to the Company otherwise, subject to any express provision of this Deed to the contrary, the Company shall be entitled to deal with the Operator in relation to all matters arising under the Contract as if the Security Documents had not been entered into. For avoidance of doubt, the Company is not a party to and is not bound by the provisions of any Security Document other than this Deed, as the Operator and the Mortgagee hereby acknowledge. Except as expressly provided in Clauses 4.3 and 5, the Company’s rights under the Contract remain in full force and effect and shall not be prejudiced by the terms of this Deed.

4.Quiet Enjoyment

4.1

In consideration of the covenants on the part of the Company contained in this Deed and subject always to (i) there having occurred no material breach on the part of the Company under the Contract (beyond any period given to the Company in the Contract to cure such material breach) in consequence of which the Operator is entitled to terminate and has thereafter lawfully terminated the Contract in accordance with its terms including, without limitation, withdrawal of the Drilling Unit from the Contract by the Operator for nonpayment of hire, and (ii) the Drilling Unit not having become an actual, agreed, arranged or constructive total loss and being no longer available to the Operator under the terms of the Contract, the Mortgagee irrevocably and unconditionally undertakes that, during and throughout the period of the Contract, irrespective of any breach or default by the Operator, or any insolvency of the Operator, or any other circumstance which might otherwise allow the Mortgagee or anyone claiming under or through the Mortgagee to arrest or take possession or control of the Drilling Unit, neither the Mortgagee nor anyone claiming under or through the Mortgagee shall:

5

[FORM OF DEED OF QUIET ENJOYMENT]

(a)	interfere with or otherwise disturb in any way the Company’s quiet, peaceful and continuing use, possession and employment of the Drilling Unit under the Contract; nor
(b)	without limitation, take any steps to wind up, liquidate or place in administration or receivership the Operator or commence or continue any analogous proceedings in any jurisdiction in respect of the Operator.
4.2

The Mortgagee further undertakes not to exercise any rights it may have against the Drilling Unit or in connection with the Contract and/or the Earnings if an Event of Default occurs except as provided by Clause 4.3 or (in relation to the Earnings only) as provided in the Notice of Assignment.

4.3

Upon the occurrence of an Event of Default, the Mortgagee shall promptly notify the Company in writing that an Event of Default has occurred which, but for Clause 4.1, would entitle the Mortgagee to take possession of and/or to sell the Drilling Unit and/or to exercise any right of foreclosure pursuant to the Mortgage and/or exercise any right pursuant to the Assignment. If the Mortgagee so requests in its notice to the Company, and subject to there having occurred no material breach on the part of the Company under the Contract (beyond any period given to the Company in the Contract to cure such material breach), for a period of 15 days after service of such notice by the Mortgagee, the Mortgagee and the Company will consult on the identity of a new counterparty to the Contract, which will be subject to the reasonable approval of the Company (the “Successor Party”), and the Company and the Operator will co-operate with the Mortgagee in order to effect a transfer of the rights under the Contract to such Successor Party within a commercially reasonable amount of time after the Successor Party has been identified, provided that:

(a)	the Successor Party and the Mortgagee enter into a Deed of Quiet Enjoyment with the Company in materially identical terms to this Deed; and
(b)	the Successor Party assumes all the rights and obligations of the Operator under the Contract.

The Mortgagee and the Company each reserve all of their respective rights to exercise all of their respective legal, contractual and equitable rights following the expiration of the 15 day consultation period referenced above in this Clause 4.3 in the event no Successor Party is appointed.

5Covenants

The Company covenants with the Mortgagee:

(a)	that it will not cancel, rescind, terminate or repudiate the Contract or request withdrawal of the Drilling Unit from service under the Contract, without giving the Mortgagee prior written notice and a period equal to and concurrent with the period given to Operator in the Contract to remedy any breach entitling the Company to cancel, rescind, terminate or repudiate the Contract, it being understood and agreed that (i) this Clause shall not apply to any termination of the Contract that shall occur by operation of law without action by either the Operator or the Company, and (ii) notwithstanding the foregoing, in no event will this Clause grant the Mortgagee any rights to remedy any breach of the Contract that was not available to the Operator pursuant to the terms of the Contract;

6

[FORM OF DEED OF QUIET ENJOYMENT]

(b)	that it will not without the prior written consent of the Mortgagee agree to any material amendment to or material modification or variation of the Contract terms and conditions that is materially adverse to the Mortgagee, including material amendments related to the termination fees payable under the Contract, the term of the Contract, or terms of payment under the Contract. For the avoidance of doubt, it is understood that minor technical and administrative changes (including automatic adjustments to the operating rate and other rates and prices, as provided by the Contract, or changes regarding which of the Company’s affiliates will make payment to the Operator under the Contract) agreed between the Company and the Operator to the Contract from time to time shall not constitute material amendments or modifications or variations for the purpose of this Clause 5(b).

6Notices

Every notice, request, demand or other communication under this Deed shall:

(a)	be in writing delivered personally or by recognized courier service or by recorded delivery mail or by email transmission;
(b)	be deemed to have been received, subject as otherwise provided in this Deed, in the case of a letter, when delivered to the recipient's address and, in the case of email transmission, at the time of despatch provided that if the date of delivery or despatch is not a business day in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day; and be sent:

if to be sent to the Operator, to it at

[●]

Attn:[●]

Email [●]

if to be sent to the Company, to it at

[●]

Email: [●]

if to be sent to the Mortgagee, to it at

[●]

Attn:[●]

Email: [●]

or to such other postal address, e-mail address, department or officer as is notified by one party to the other party under this Deed.

7Law and Jurisdiction

7.1

This Deed and any Dispute arising out of or in connection with it or its subject matter or formation, including without limitation non-contractual disputes or claims, will be exclusively governed by, and construed in accordance with, the laws of England and Wales

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[FORM OF DEED OF QUIET ENJOYMENT]

excluding conflict of law rules and choice of law principles that would deem otherwise. Except insofar as otherwise specifically stated in this Deed, each of the Mortgagee, the Operator and the Company retains all rights and remedies, both under the Deed and at law, which it may have against the others.

7.2

Any dispute, controversy or claim arising out of or in connection with this Deed or its subject matter or formation, whether in tort, contract, under statute or otherwise, including any question regarding its existence, validity, interpretation, breach or termination, and including any non-contractual claim (a “Dispute”), shall be finally and exclusively resolved by arbitration under the arbitration rules of the LCIA (the “Rules”), which Rules are deemed to be incorporated by reference into this Deed.

7.3	The arbitral tribunal (the “Tribunal”) shall consist of three arbitrators, to be appointed in accordance with the Rules.

7.4The seat of the arbitration shall be London, England.

7.5The language of the arbitration shall be English.

7.6	The appointing authority shall be the London Court of International Arbitration (the “LCIA”).
7.7	Any award rendered by the Tribunal shall be made in writing and shall be final and binding on the parties. The parties undertake to carry out the award without delay.
7.8

All aspects of the arbitration shall be confidential. Save to the extent required by law or the rules of any stock exchange or pursuant to any proceedings to enforce or challenge an award, no aspect of the proceedings, documentation, or any (partial or final) award or order or any other matter connected with the arbitration shall be disclosed to any other person by either party or its counsel, agents, corporate parents, affiliates or subsidiaries without the prior written consent of the other parties.

8Miscellaneous

8.1	Company has no knowledge of any of the terms and conditions contained in the Credit Agreement and disclaims any responsibility for any such terms and conditions.
8.2	As between Company and Operator, in the event of there being any conflict between the Contract and this Deed, the Contract shall prevail.
8.3	This Deed may be executed in any number of counterparts each of which shall be original but which shall together constitute the same instrument.
8.4	No variation or amendment of this Deed shall be valid unless in writing and signed on behalf of the Operator, the Company and the Mortgagee.
8.5	The provisions of this Deed (other than those contained in this Clause 8.5) shall have no effect until this Deed has been dated.
8.6	Notwithstanding the provisions of the Contracts (Rights of Third Parties) Act 1999, no term of this Deed is enforceable by a person who is not a party to it.

8

[FORM OF DEED OF QUIET ENJOYMENT]

IN WITNESS of which this Deed has been duly executed and delivered the day and year first before written.

[insert signature blocks (including witness lines) for the Company, the Operator, and the Mortgagee]

9

[FORM OF DEED OF QUIET ENJOYMENT]

Schedule I

Amendments to Contract

1.	[●]
2.	[●]

EXECUTION PAGE

THE OWNER

SIGNED by TRANSOCEAN OFFSHORE DEEPWATER HOLDINGS LIMITED acting by Colin Berryman	) ) ) )	/s/ Colin Berryman ......................................................................

THE LENDER

SIGNED by JURONG SHIPYARD PTE LTD acting by William Gu Weiguang	) ) ) )	/s/ William Gu Weiguang ......................................................................